UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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OneSpan Inc.

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121 West Wacker Drive Suite 2050

Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 8, 2022

TO THE STOCKHOLDERS:

Notice is hereby given that the 2022 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of OneSpan Inc., a Delaware corporation (the “Company”), will be held on June 8, 2022 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect seven directors to serve on our board of directors (our “Board”) until the 2023 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To approve, on an advisory (non-binding) basis, our named executive officer compensation; and

3.	To ratify, on an advisory (non-binding) basis, the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.

As we have done for previous meetings, this year’s Annual Stockholders Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.

You may register for and attend the webcast of the meeting via the Internet at www.virtualshareholdermeeting.com/OSPN2022 when you enter your 16-digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OSPN2022. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. You may revoke your proxy via the methods described in the accompanying proxy statement.

Our Board has fixed the close of business on April 11, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to vote, even if their shares were sold after such date.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 9 of the accompanying proxy statement and the instructions on the proxy card or Notice of Internet Availability. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. We urge you to instruct your broker, bank or other nominee to vote your shares “FOR” each of the proposals listed above.

By Order of the Board of Directors,

Matthew Moynahan
President and Chief Executive Officer April 29, 2022

Director Nominations by Stockholders and Stockholder Proposals of Other Business	74
Annual Report	74
Cautionary Note Regarding Forward-Looking Statements	74
Incorporation by Reference	75
Other Matters	75

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 8, 2022

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors (our “Board”) of OneSpan Inc., a Delaware corporation (the “Company,” “OneSpan,” “we,” “us” or “our”), for use at our annual meeting of stockholders to be held on June 8, 2022 at 10:00 a.m. Central Daylight Time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”), which will be held in a virtual meeting format only, via a live webcast that can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2022. Holders of record of shares of OneSpan common stock, par value $0.001 per share (our “Common Stock” or “Company common stock”), at the close of business on April 11, 2022 will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of our Common Stock is entitled to one vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 8, 2022: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS ON OR ABOUT April 29, 2022.

ONESPAN AT A GLANCE

OneSpan specializes in digital identity and anti-fraud solutions that protect and facilitate electronic transactions to create exceptional and secure experiences for our customers. Whether through automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience.

OneSpan’s trusted identity security solutions significantly reduce digital transaction fraud and enable regulatory compliance for thousands of customers, including over half of the top 100 global banks.

Our Mission

OneSpan’s mission is to accelerate our customers’ digital transformations by enabling secure, compliant and refreshingly easy digital customer agreements and transactions.

We are a global company that focuses on developing and maintaining a world class innovative workforce through collaboration, accountability, diversity, inclusion and transparency.

Our Strategy

Our primary growth strategy is to leverage our identity and security solutions to deliver the optimal level of security, user experience and human touch in digital interactions and agreements. Our key growth objectives include:

●	Expanding our portfolio of solutions that enable institutions to mitigate fraud, reduce operational costs, comply with regulations, easily on-board customers and adaptively authenticate transactions;

●	Automating and securing digital customer journeys to remotely verify identities, mitigate application fraud and secure account openings and transactions;

●	Increasing sales to existing customers and acquiring new customers;

●	Driving increased demand for our products in new applications, markets and geographies;

●	Expanding our channel partner ecosystem; and

●	Acquiring companies that support our strategic objectives, expand our technology portfolio or customer base and increase our recurring revenue.

PROXY STATEMENT SUMMARY

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For more complete information regarding our 2021 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (our “Annual Report”) on our website at www.investors.onespan.com or on the SEC’s website at www.sec.gov.

THE ANNUAL MEETING

Information About the Annual Meeting of Stockholders

Time and Date	10:00 a.m. Central Daylight Time, on June 8, 2022

Access*	The Annual Meeting can be accessed virtually at www.virtualshareholdermeeting.com/OSPN2022

Record Date	The close of business on April 11, 2022

Voting	Each share of our Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability (as described below) to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

As we have done for previous meetings, this year’s Annual Stockholders Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in-person. If you plan to participate in the virtual meeting, please see “Questions and Answers regarding Voting Procedures and Other Information” on page 9. Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

Proposals and Board Recommendations for Voting

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 – Election of 7 directors	“FOR” EACH OF OUR BOARD’S NOMINEES	28
Proposal 2 – Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	37
Proposal 3 – Ratification, on an advisory (non-binding) basis, of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2022	FOR	38

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is currently comprised of the following eight directors: Marc D. Boroditsky, Garry L. Capers, Sarika Garg, Jean K. Holley, Marianne Johnson, Michael McConnell, Alfred Nietzel and Marc Zenner. All but Ms. Holley have been nominated for re-election at the Annual Meeting (collectively, our “Board’s Nominees”). As previously announced, Ms. Holley is not standing for re-election at the Annual Meeting pursuant to the Cooperation Agreement by and among the Company, on the one hand, and Legion Partners Asset Management, LLC, a Delaware limited liability company, Legion Partners, L.P. I, a Delaware limited partnership, Legion Partners, L.P. II, a Delaware limited partnership, Legion Partners Offshore I SP I, a Delaware segregated portfolio company of Legion Partners Offshore Opportunities SPC I, a company organized under the laws of the Cayman Islands, Legion Partners, LLC, a Delaware limited liability company, Legion Partners Holdings, LLC, a Delaware limited liability company, Christopher S. Kiper, an individual, and Raymond T. White, an individual, on the other hand (the “Cooperation Agreement”). As of the Annual Meeting, the size of our Board will be reduced from eight members to seven members. Proxies cannot be voted for a greater number of persons than the number of Board’s Nominees. You are being asked to elect the seven nominees of the Board to serve on our Board until our 2023 annual meeting of stockholders (the “2023 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Information regarding our Board’s Nominees is set forth below. For additional information concerning this proposal and our Board’s Nominees, see “Proposal 1—Election of Directors” on page 27, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 17.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

				Board Committees
Name(1)	Age	Director Since	Principal Occupation	Audit	MDCC (2)	CGN (3)	F&S (4)
Marc Boroditsky	59	2019	Chief Revenue Officer of Twilio Inc.		X
Garry L. Capers	45	2021	Division President of Cloud Solutions of Deluxe Corporation		X	X	X
Sarika Garg	46	2021	Co-founder and Chief Executive Officer at Cacheflow Inc.	X		X
Marianne Johnson	56	2020	Executive Vice President and Chief Product Officer of Cox Automotive, Inc.	X			X
Michael McConnell	56	2021	Private Investor	X	X (Chair)		X
Alfred Nietzel, Chair of our Board	60	2020	Retired Chief Financial Officer of CDK, Global, Inc.				X
Marc Zenner	59	2019	Chief Financial Officer of Persefoni	X (Chair)			X (Chair)
(1)	All directors are independent in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) listing rules. This table does not include Ms. Holley, who will not be standing for re-election at the Annual Meeting. Ms. Holley is currently the Chair of the Corporate Governance and Nominating Committee and a member of the Management Development and Compensation Committee. All Committee membership is as of April 11, 2022, with the exception of the Finance and Strategy Committee, which is as of July 30, 2021, the date it was disbanded.
(2)	Represents the Management Development and Compensation Committee.
(3)	Represents the Corporate Governance and Nominating Committee. Ms. Holley is the current Chair of the Corporate Governance and Nominating Committee.
(4)	Represents the Finance and Strategy Committee. The Finance and Strategy Committee was disbanded on July 30, 2021.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2021, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 45. We believe that our NEO compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies that we believe reflect sound governance and promote the long-term interests of our stockholders.

For additional information concerning this proposal, see “Proposal 2—Advisory Vote on Executive Compensation” beginning on page 37. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 45, including the highlights of our 2021 executive compensation information included under “Executive Summary.”

PROPOSAL 3—AUDITOR RATIFICATION

We are asking you to ratify, on an advisory (non-binding) basis, the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.

For additional information concerning this proposal, see “Proposal 3—Advisory Vote on Ratification of Independent Registered Public Accounting Firm” on page 38, and for information concerning the fees we paid to KPMG during 2021 and 2020, see “Fees Paid to Independent Registered Public Accounting Firm for 2021 and 2020” on page 43.

Corporate Governance Highlights

We are committed to effective corporate governance and high ethical standards. We believe that strong corporate governance policies and practices strengthen the accountability of our Board and management, lead to better business performance and align the long-term interests of our management team with our stakeholders, including our stockholders, our customers and our employees. For additional information regarding our Board’s policies and practices and the composition of our Board, see “Information Regarding Our Board of Directors” on page 17 and “Compensation of Directors” on page 70. Highlights of our current corporate governance policies and practices and features of our Board include:

Board Composition

✓	All eight current directors are independent	✓	Continued board refreshment over the last three years
✓	Declassified Board	✓	Average tenure of our Board’s Nominees of approximately less than two years
✓	Disclosure of Board skills, qualifications and characteristics matrix	✓	One-third of our Board’s Nominees are female or diverse
✓	Separate Chair and CEO, with independent Chair	✓	Two female directors (excluding Ms. Holley, who is not standing for re-election)

Board Governance

✓	Majority vote standard for uncontested director elections	✓	Regular executive sessions of the independent directors
✓	All standing Board committees comprised solely of independent directors	✓	Board oversight of CEO succession planning
✓	Annual Board self-evaluation and assessment of Board composition	✓	Particular key risk management functions designated to Board committees
✓	Annual Board review of overall risk management program	✓	Executive officers and directors prohibited from hedging and pledging OneSpan securities
✓	Prohibition on any director sales of OneSpan securities through August 2022	✓	Code of Ethics and Conduct administered by management under the supervision of our Board
✓	Sufficient stock ownership requirements for directors and executive officers	✓	Active stockholder outreach program with continued focus on disclosure and governance

Director Skills, Qualifications and Characteristics

The Corporate Governance and Nominating Committee regularly evaluates the skills, qualifications and characteristics identified as important for directors to provide effective oversight to our Company. See “Information Regarding Our Board of Directors—Director Skills, Qualifications and Characteristics” on page 18 for additional information.

STOCKHOLDER ENGAGEMENT

The Company proactively and regularly engages with its stockholders. In 2021, the Company directly engaged with 13 of its top 15 stockholders (other than index funds, exchange traded funds and quantitative funds) through in-person meetings, virtual meetings or telephone calls.

The Company has taken the following specific actions in response to its stockholder engagement efforts:

●	Provided new software and recurring revenue disclosures and longer-term financial targets;

●	Added directors to our Board with skills and experience that reflect input received from investors on Board composition;

●	Adopted a $50 million share repurchase program; and

●	Performed a complete business review and began activities to enhance the Company operating model and streamline its business including cost reduction actions.

2021 CORPORATE RESPONSIBILITY HIGHLIGHTS

OneSpan secures our customers’ digital journeys from first engagement through the transaction lifecycle with our suite of verified identity, intelligent fraud detection and secure account opening products and services. As a global corporate citizen with operations and suppliers in many countries, we are committed to sustainability, diversity, inclusion and good governance. We also believe that our commitment to corporate social responsibility is valued by our customers, our employees and our stockholders.

ENVIRONMENT	● ● ● ●

Continued monitoring of our product manufacturing suppliers’ compliance with ISO 14001, the international standard that specifies requirements for an effective environmental management system

Began investigating use of recyclable materials in product manufacturing

Hosting our SaaS services primarily with Amazon Web Services, which has made environmental and sustainability commitments, engaging in efforts to consolidate environments

Continuing reduction of office footprint

SOCIAL	● ● ● ●

Through the OneSpan Acts program, OneSpan donated money and/or our employees have donated their time to organizations globally such as YourPassion1st, Canadian UNICEF #GiveAVax campaign, Volkshilfe in Austria and Digital For Youth in Belgium

Fostering a dynamic and engaged workforce through the values of collaboration, accountability, transparency and speed, as well as respect for human rights

Developed a hybrid work model to allow employees flexibility to be where they work best

GOVERNANCE	● ● ● ● ●

Board led by an independent Chair and consisting of majority independent directors

Active Board refreshment program with increased diverse representation

Active stockholder outreach program with continued focus on disclosure and governance

Annual Board self-evaluation and assessment of Board composition

See other governance practices in “Corporate Governance Highlights” above

 QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

1.	If I received a Notice of Internet Availability, how may I receive proxy materials?

We use the “e-proxy” rules of the SEC, which allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement, the accompanying Notice of 2022 Annual Meeting of Stockholders and the Annual Report online.

If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how stockholders may, if desired, request a printed copy of these proxy materials.

Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The e-mail contains a link to the website where those materials are available as well as a link to the proxy voting website.

2.	Who can vote at the Annual Meeting?

All stockholders who owned shares of our Common Stock as of the close of business on April 11, 2022 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date.

As of the close of business on the Record Date, 40,630,593 shares of our Common Stock were outstanding and entitled to vote, and we had 149 stockholders of record. The number of stockholders of record does not include beneficial owners of our Common Stock who hold their shares in “street name.”

3.	How many votes do I have?

Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

4.	How can I vote my shares?

Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card or Notice of Internet Availability.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card or Notice of Internet Availability.

●	By Mail – If you received your proxy materials by mail, you may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OSPN2022 to vote during the meeting.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register to attend the Annual Meeting at www.virtualshareholdermeeting.com/OSPN2022 by following the instructions described below.

As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

5.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (which may be referred to as “Broadridge” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you or made this Proxy Statement available directly to you.

If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.

If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

6.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Matthew Moynahan and MJ Capodanno as the Company’s proxies for the Annual Meeting.

7.	How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.

If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted);

●	delivering a written notice to the Office of the Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked; or

●	attending the virtual Annual Meeting and voting during the meeting (as described below).

Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability.

8.	What if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each Notice of Internet Availability or proxy card you receive so as to ensure that all of your shares are voted.

9.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals?

If your shares are registered in your name, you must sign and return a proxy card, vote via the Internet or by telephone, or attend and vote at the Annual Meeting in order for your shares to be voted. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability, whether or not you plan to attend the Annual Meeting.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto at the discretion of the persons named as proxies.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1 or Proposal 2, but will be able to vote your shares with respect to Proposal 3. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

10.	What constitutes a quorum?

A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, the presence by means of remote communication or by proxy of the holders of a majority in voting power of the outstanding shares of our Common Stock entitled to vote at the meeting shall constitute a quorum. In the absence of a quorum, the chair of the meeting or the stockholders so present (by a majority in voting power thereof) may adjourn the Annual Meeting without further notice. Abstentions and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

11.	Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.

QUESTIONS AND ANSWERS ABOUT THE ITEMS TO BE VOTED ON AT THE ANNUAL MEETING

12.	What proposals will be voted on at the Annual Meeting?

		OneSpan Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of 7 directors	FOR EACH OF OUR BOARD’S NOMINEES	28
Proposal 2	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	37
Proposal 3	Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022	FOR	38

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

13.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of 7 directors	Each director will be elected by a majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present.	Abstentions have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 3: Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is permitted.

14.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on that matter even if no instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast at the Annual Meeting and therefore will have no effect on the outcome of the proposals.

QUESTIONS AND ANSWERS ABOUT ATTENDING THE ANNUAL MEETING

15.	How do I attend the Annual Meeting?

This year’s annual meeting will be held entirely in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. As described above, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.

Registering to Attend the Annual Meeting—Stockholders of Record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/OSPN2022 and entering the 16-digit control number provided on your proxy card or Notice of Internet Availability.

Although the meeting webcast will begin at 10:00 a.m. Central Daylight Time on June 8, 2022, we encourage you to access the meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 9:45 a.m. Central Daylight Time on the day of the meeting. If you encounter difficulties accessing the virtual meeting or during the meeting time, please call 844-986-0822 (US) or 303-562-9302 (International). In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.

Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability. Additional information and our proxy materials can also be found at www.virtualshareholdermeeting.com/OSPN2022.

16.	Can I ask questions at the Annual Meeting?

Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. You must have your control number provided on your proxy card or Notice of Internet Availability.

Questions and Answers about Miscellaneous Matters

17.	Who will count the votes and serve as inspector of election?

We have retained Broadridge Financial Solutions, Inc. to assist as master tabulator and Mr. Peter Sablich to serve as an independent inspector of election. In such capacity, Broadridge Financial Solutions, Inc. and Mr. Sablich will count and certify votes at the Annual Meeting.

18.	How do I find out the results of the vote?

We expect to report preliminary results on a Form 8-K within four business days after the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the Securities and Exchange Commission (the “SEC”) on our website at www.investors.onespan.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

19.	Is a list of registered stockholders available?

The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please call the office of the Corporate Secretary at (312) 766-4001 to schedule an appointment during ordinary business hours. The stockholder list will also be open to the examination of any stockholder during the Annual Meeting at www.virtualshareholdermeeting.com/OSPN2022, accessible using the Stockholder List link located in the footer of the meeting page. An attestation of ownership is required to access the list.

20.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

21.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards, if you receive your proxy materials by mail. Stockholders who receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding will not in any way affect your rights as a stockholder.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you address your written request to or call OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary (telephone number: 312-766-4001).

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary, by phone at (312) 766-4001 or by email at legal@onespan.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.

INFORMATION REGARDING OUR BOARD OF DIRECTORS

Director Information

Our Board is currently comprised of eight members who are all independent directors. Ms. Holley is currently a member of our Board but is not standing for re-election at the Annual Meeting. Our Board’s committee structure currently consists of three(1) principal committees that are all comprised of independent directors: the Audit Committee, the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee. Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate.

The following table lists each of our current directors and sets forth the information about each of the committees of our Board:

DIRECTORS AND BOARD COMMITTEES AS OF APRIL 11, 2022 (M = Committee Member; C = Committee Chair)
Director Name	Audit Committee(2)	Management Development and Compensation Committee(3)	Corporate Governance and Nominating Committee(4)
Independent Directors
Marc D. Boroditsky		M
Garry L. Capers		M	M
Sarika Garg	M		M
Jean K. Holley		M	C
Marianne Johnson	M
Michael McConnell	M	C
Alfred Nietzel, Chair of our Board(2)
Marc Zenner	C
(1)	On July 30, 2021, the Board disbanded the Finance and Strategy Committee.

(2)	Mr. Nietzel served as the Chair of the Audit Committee until July 30, 2021, when he was appointed Chair of our Board. The other members of the Audit Committee from June 9, 2021 to July 30, 2021 were Mr. Zenner, Ms. Holley, and Ms. Johnson.
(3)	Mr. John N. Fox was the Chair of the Management Development and Compensation Committee until July 30, 2021, when he was succeeded in that role by Mr. McConnell. Mr. Fox retired from the Board on August 4, 2021. The other members of the Management Development and Compensation Committee from June 9, 2021 to July 30, 2021 were Mr. Boroditsky and Mr. Fox.
(4)	In addition to Ms. Holley, who has continued to serve as Chair of the Corporate Governance and Nominating Committee, the other members of the Corporate Governance and Nominating Committee from June 9, 2021 to July 30, 2021 were Mr. Boroditsky, Mr. Capers, Mr. Fox and Ms. Garg.

Director Skills, Qualifications and Characteristics

We believe the following skills, qualifications and characteristics are essential in comprising a board equipped to serve the best interests of our stockholders. This table does not include Ms. Holley, who will not be standing for re-election at the Annual Meeting:

The following matrix illustrates the specific skills, qualifications and characteristics of our Board that the Corporate Governance and Nominating Committee consider important to our long-term strategy. Further information on the qualifications and relevant experience of each of our Board’s Nominees is provided in the individual biographies contained in “Proposal 1—Election of Directors.”

	Boroditsky	Capers	Garg	Johnson	McConnell	Nietzel	Zenner
Technology/Software/SaaS Industry Experience	✔	✔	✔	✔	✔	✔	✔
Financial Technology Platforms/R&D/ Innovation	✔		✔	✔
Operational/Change Management Experience	✔	✔			✔	✔
Product Management/Strategy Experience	✔	✔	✔	✔
Audit Committee Financial Expert					✔		✔
Capital Allocation/M&A Experience			✔		✔	✔	✔
Financial Institutions/Target Market Executive Roles/Banking Industry Experience	✔	✔					✔
International/Global Business Experience			✔	✔	✔	✔
Outside Public Company Board Service					✔	✔	✔

Board Diversity and Inclusion

Our Board does not have a formal policy with respect to director diversity. However, our Board believes that it is essential that members of our Board represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow our Board to best fulfill its responsibilities to the long-term interests of our stockholders. The ongoing Board refreshment process described below has provided opportunities to enhance the diversity of our Board.

Board Diversity Matrix (As of April 11, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Ongoing Board Refreshment

Since 2019, our Board has actively assessed itself against the Company’s current and expected future needs by seeking the advice of outside experts and large stockholders. This resulted in the addition of eight total new directors since 2019. In 2019, our Board added two new directors, Marc D. Boroditsky and Marc Zenner, augmenting our Board’s skills and experience primarily in the areas of SaaS software, recurring revenue business models, capital allocation, mergers and acquisitions and financing.

In 2020, our Board appointed three additional directors (Naureen Hassan, Marianne Johnson and Al Nietzel). These directors added skills and experience in the financial services industry, financial technology platforms, innovation, R&D, recurring revenue business models, the software industry, capital allocation, executive oversight of operations and change management and financial expertise. This also increased our gender diversity, bringing the total number of women on our Board at the time from one to three.

In 2021, due to a vacancy created by the departure of Ms. Hassan for a role with the federal government, the Board appointed Garry L. Capers. Mr. Capers was identified by the Corporate Governance and Nominating Committee in connection with a thorough search that began with 15 candidates. Mr. Capers brings expertise, including leading cloud-based software businesses and developing strategies, managing go-to-market approaches and leading client delivery and services.

Also in 2021, pursuant to the Cooperation Agreement, Sarika Garg and Michael McConnell joined the Board. Ms. Garg brings significant software operational; sales, technology and M&A leadership, and Mr. McConnell, as a former chief executive officer, adds extensive public and private international board experience and leadership insight from various technology and software-oriented companies. In connection with the Cooperation Agreement, Messrs. Michael Cullinane and Matthew Moog retired from the Board on June 9, 2021, Mr. Fox retired from the Board on August 4, 2021, and Ms. Holley is not standing for re-election at the Annual Meeting.

Our Board is committed to continuing this process as it balances the knowledge and experience of our longer-tenured directors, the benefits of the fresh perspectives of new directors and the evolving needs of the Company and the input of our stockholders. The average tenure of our directors is now less than two years.

Board Independence

Our Board conducts an annual review as to whether each of our directors meets the independence standards of the listing standards of Nasdaq. Our Board has determined that each of the current directors and each of Messrs. Moog, Fox and Cullinane and Ms. Hassan (each of whom served on our Board during a portion 2021) has no material relationship with OneSpan other than as a director and is independent within the listing standards of Nasdaq. In making its independence determinations, our Board has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the current directors or any former directors listed in the prior sentence. In conducting its evaluation of Ms. Johnson, our Board considered her affiliation with Cox Automotive, Inc., which purchases certain of our eSignature and secure agreement automation services, and in conducting its evaluations of Messrs. Boroditsky and Moog, our Board considered their respective affiliations with Twilio Inc., from which the Company purchases certain SMS services, and Built In Chicago, with which the Company partners to promote job openings. Our Board ultimately determined that the transactions considered were routine and normal and that no director derived a material benefit from the transactions. Accordingly, none of these transactions was considered a material relationship that impacted a director’s independence. Finally, Mr. Scott M. Clements, our former President and Chief Executive Officer and a member of our Board during a portion of 2021, was not deemed to be independent.

Board Leadership Structure

The current leadership structure of the Company provides for the separation of the roles of the CEO and the Chair of our Board. As of July 26, 2021, Mr. Nietzel serves as our independent Chair of our Board. Until that time, Mr. John N Fox was the Chair of our Board and also an independent director. Mr. Moynahan serves as our President and CEO and is not a director. At this time, in light of the Company’s size and the nature of our business, our Board believes that the separation of these roles serves the best interests of OneSpan and our stockholders.

Lead Independent Director

In 2017, our Board adopted a lead independent director policy. In the absence of an independent director holding the position of Chair, our Board will appoint a Lead Independent Director. Given that the Chair of the Board, Mr. Nietzel, is independent, we do not currently have a Lead Independent Director.

Our independent directors regularly meet alone in executive session. In addition, each of our three standing Board committees is comprised solely of independent directors. Our Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

Meetings of Our Board and Executive Sessions

Our Board met nine times during 2021. Each director who served on our Board in 2021 attended more than 97% of the meetings of our Board and the meetings held by all committees on which they served, during their time of service, in 2021. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the then-serving directors attended last year’s annual meeting of stockholders.

The independent members of our Board met regularly in executive session with the Chair of our Board, or the applicable chair of a Board committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2021, see “Committees of Our Board.”

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. In July of 2021, the Board determined to disband the Finance and Strategy Committee. Our Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website, investors.onespan.com, in the governance section of our investor relations webpage. A brief description of the composition and the primary responsibilities of our committees is set forth in the following sections.

AUDIT COMMITTEE
Members	Key	Duties and Responsibilities	Meetings in 2021: 12
Marc Zenner (Chair) Sarika Garg Marianne Johnson Michael McConnell	●	Reviewing and discussing with the Company’s management and its registered public accounting firm the Company’s annual audited and quarterly financial statements
	●	Appointing, compensating, evaluating and, when appropriate, terminating the engagement of the Company’s registered public accounting firm
	●	Evaluating the independence of the Company’s registered public accounting firm
	●	Inquiring of the Company’s management and its registered public accounting firm about significant risks or exposures and reviewing the steps management has taken to monitor and minimize any such risks, including the Company’s risk assessment and risk management policies
	●	Reviewing and monitoring the Company’s legal compliance
	●	Reviewing management’s assessment of internal controls over financial reporting and the related reports of the CEO and CFO
	●	Reviewing and pre-approving all related party transactions

The Audit Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq, who also meet the additional independence standards required for audit committee members. The Audit Committee is responsible for overseeing the financial reporting process on behalf of our Board. Our Board has determined that Mr. McConnell and Dr. Zenner qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to our Board.

The Audit Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Audit Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members	Key	Duties and Responsibilities	Meetings in 2021: 5
Jean K. Holley (Chair) Garry L. Capers Sarika Garg	●	Reviewing and evaluating the leadership structure of the Board
	●	Reviewing and assessing the Company’s Corporate Governance Guidelines and recommending changes to the Board as deemed appropriate
	●	Reviewing and recommending to the Board guidelines and procedures to be used by the Corporate Governance and Nominating Committee in evaluating the Board’s performance and the performance of the various committees of the Board
	●	Reviewing annually all committees of the Board and recommending changes in the number, function or membership of any such committees as appropriate
	●	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates nominated by stockholders and whether members of the Board should stand for re-election
	●	Establishing, reviewing and periodically updating the Company’s Code of Conduct and Ethics
	●	Annually reviewing and making recommendations regarding the Company’s Corporate Social Responsibility program

The Corporate Governance and Nominating Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq. The Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Members	Key	Duties and Responsibilities	Meetings in 2021: 6
Michael McConnell. (Chair) Marc D. Boroditsky Garry L. Capers Jean K. Holley	●	Reviewing, from time to time, the Company’s compensation strategy to ensure that the Company’s compensation programs and plans allow the Management Development and Compensation Committee to structure the compensation of the Chief Executive Officer and other executive officers in a manner consistent with the Company’s goals and stockholders’ interests
	●	Reviewing and approving annually the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the Chief Executive Officer’s and other executive officers’ performance against those goals and objectives and setting the Chief Executive Officer’s and other executive officers’ compensation based on this evaluation
	●	Reviewing and, as appropriate, discussing with the Chief Executive Officer and the other executive officers the Company’s compensation policies and practices for non-executive employees of the Company
	●	Exercising all rights, authority and functions of the Board under the Company’s equity-based compensation plans
	●	Reviewing and periodically making recommendations to the Board with respect to non-employee director compensation (including compensation for members of committees of the Board)
	●	Reviewing and providing oversight of the Company’s management development, succession planning and diversity and inclusion efforts
	●	Reviewing the Company’s assessment as to any material risks of the Company that result from the Company’s compensation policies and practices (including how such policies and practices relate to risk management and risk-taking incentives)

The Management Development and Compensation Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq. The members of the Management Development and Compensation Committee must also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and satisfy any other necessary standards of independence under the federal securities and tax laws. The Management Development and Compensation Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

FINANCE AND STRATEGY COMMITTEE (disbanded July 30, 2021)
Members	Key	Duties and Responsibilities	Meetings in 2021: 4
Marc Zenner (Chair) Garry L. Capers Sarika Garg Marianne Johnson Michael McConnell Alfred Nietzel	●	Providing recommendations impacting the financial structure and strategic direction of the Company (including the Company’s long-term capital plan, product pipeline, capital structure, research and development programs, and strategic initiatives)
	●	Reviewing and monitoring current and long-range financial policies and business strategies
	●	Reviewing issuances of corporate equity, debt and other material financing arrangements
	●	Reviewing potential merger, acquisition and divestiture activities
	●	Assisting the Board with its oversight responsibility for enterprise risk management in areas affecting the Company’s technology, capital allocation and product strategy

In 2020, our Board established the Finance and Strategy Committee, to be composed of three or more independent directors. The Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities. On July 30, 2021, the Board disbanded the Finance and Strategy Committee.

Director Selection Process

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and possess the skills and expertise to make a significant contribution to our Board, the Company and our stockholders. Director nominees should have executive-level leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. As part of our Board’s annual evaluation process, our Board discusses and compiles a matrix of key areas of experience, skills and other qualifications relating to Board composition. Each member of our Board evaluates himself or herself against the criteria, and the Board reviews and discusses the collective results to perform a gap analysis for purposes of succession planning and evaluating the overall skills and experience needed in future director candidates. All potential director candidates are evaluated in light of this gap analysis to identify the appropriate candidates to proceed to the interview phase. Then, as part of the Corporate Governance and Nominating Committee’s interview process, the Committee ranks a candidate’s relevant experience, on a scale from zero (no direct experience) to three (a qualified authority on the topic) across 30 core competencies in the areas of strategy; business operations; sales, marketing and customer success; technology and product; accounting and finance; investor relations and public relations; and board development/experience.

The Corporate Governance and Nominating Committee generally re-nominates incumbent directors who continue to satisfy the Corporate Governance and Nominating Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Corporate Governance and Nominating Committee regularly considers the needs of the Company and our Board with respect to directors and, if appropriate, the Committee will nominate new directors who best fit those needs. From time to time, the Corporate Governance and Nominating Committee engages a search firm to assist in identifying potential Board candidates.

The Corporate Governance and Nominating Committee will consider candidates for election to our Board who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each candidate in which he or she consents to act as a director, if elected, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o OneSpan Inc., 121 W. Wacker Drive., 20th Floor, Chicago, Illinois 60601 and should not include self-nominations. The Corporate Governance and Nominating Committee applies the same criteria described above to candidates recommended by stockholders. The Corporate Governance and Nominating Committee did not receive any recommendations for director candidates for the Annual Meeting from any stockholder.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in the OneSpan Inc. By-laws, as amended and restated on April 6, 2021 (our “By-laws”), including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Other Matters—Director Nominations by Stockholders and Stockholder Proposals of Other Business.” A copy of our By-laws is available on our corporate website at investors.onespan.com in the governance section of our investor relations webpage at www.investors.onespan.com.

Board Evaluation Process

Our Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board effectiveness. Consistent with best practice, our Corporate Governance Guidelines and each of the committees’ charters, the Corporate Governance and Nominating Committee oversees the annual evaluation of the performance of our Board and the committees, with the independent Chair maintaining a substantial role in facilitating discussion among our Board and the committees.

As part of our Board evaluation process, our Board reviews the following:

●	Performance of our Board, including areas where our Board feels it functions effectively and areas where our Board believes it can improve;

●	Overall composition of our Board, including director tenure, Board leadership, diversity and individual skill sets;

●	General Board best practices, including oversight responsibilities;

●	Culture to promote candid discussion within our Board and with senior management;

●	Focus on change management and strategic matters, including evaluation of transactions, emerging technologies and challenges created thereby, business transformation, regulatory and legal developments, market factors and risks facing the Company; and

●	Ability to ensure the Company is positioned for future success and serves the best interests of our stockholders.

Additionally, our Board reviews matters including its relationship with management, its meeting schedule and the structure, compensation, culture and roles and responsibilities of our Board. The committees are evaluated on matters including their meeting schedule, membership composition, culture, relationship with management and advisors and roles and responsibilities. Our Board and committee evaluation framework and process is conducted and reviewed annually and provides valuable insight as our Board and Corporate Governance and Nominating Committee evaluate the director selection process and succession planning, including the identification and optimization of current directors’ (or potential directors’) skills and experiences that would enable our Board to enhance its effectiveness.

In connection with its 2021 evaluation, our Board conducted an assessment of whether our Board had an appropriate committee composition and appropriate delegation to fulfill responsibilities efficiently, as well as an evaluation of our Board’s interactions with and succession plans for the CEO and senior executives across the organization. The 2021 evaluation process further informed our Board regarding succession planning and Board and committee composition, including enhancement of director skills, experience and qualifications through director education and Board and committee appointments to meet the current and anticipated needs of the business.

Our Board’s Role in Risk Oversight

Our Board is primarily responsible for overseeing the assessment and management of the Company’s risk exposure, including the balance between risk and opportunity and the totality of risk exposure across the organization. Our Board does so directly and through each of its committees. Our Board and each of its committees regularly discuss with management the Company’s major risk exposures, their likelihood, the potential financial impact such risks may have on the Company and the steps the Company takes to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Management Development and Compensation Committee oversees risks relating to our overall incentive compensation programs and succession planning, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics.

In addition, in the coming year, our Board, led by the Corporate Governance and Nominating Committee in connection with its annual review of our Corporate Social Responsibility (“CSR”) program, plans to look into our Company’s environmental and social risks and their direct impacts on the Company and its stakeholders. We plan on introducing an updated governance process for identifying and managing these risks. Due to the size of the Company and the nature of our business, we have not yet incurred any significant impacts, expenditures or obligations related to environmental compliance issues. We recognize parts of our business have an environment impact and with the recommendations of the Corporate Governance and Nominating Committee we plan to develop a framework to measure and reduce this impact. The Corporate Governance and Nominating Committee has received quarterly updates from management on the Company’s efforts in its CSR program.

In addition and as necessary or appropriate, our Board and its committees may also retain outside legal, financial or other advisors. Our Board reviews the Company’s overall risk management program at least annually, including the corporate insurance program. Throughout the year, management updates our Board and relevant committees about factors that affect areas of potential significant risk. In addition, our internal audit director is involved with our enterprise risk management process along with our information security team and reports directly to our Audit Committee on all matters, without other members of management present. We believe that this is an effective approach for addressing the risks faced by OneSpan and that our Board’s leadership structure also supports this approach by providing additional independent risk oversight.

Further Information on Information Security at OneSpan

Optimizing security efforts and resources to properly protect OneSpan’s information systems and information assets requires a structured approach to identify the various assets needing to be protected, their relative importance to OneSpan and the risks faced by such assets. At least annually, we identify the security measures already in place, assess their effectiveness to help measure the residual risk and prioritize any changes that would be required to lower the risk to an acceptable level for OneSpan.

Governance. OneSpan’s Information Security Risk Management Policy formalizes everyone’s responsibility, from senior managers to individual users, in limiting information security risks. The policy is approved by the Information Security Steering Committee, is reviewed on a yearly basis to account for changes in OneSpan’s risk environment and describes a formal process to identify, assess, and track key information security risks. Whenever required, a risk treatment plan is implemented to bring risk levels below acceptable risk tolerance.

OneSpan’s Information Security Steering Committee is composed of key senior leaders who operate under a formal charter. Their role is to oversee the corporate information security program and OneSpan’s security posture. Their role also includes tracking progress over information security risks and approving and tracking risk-reduction initiatives. This committee conducts regular meetings, at least quarterly, with OneSpan’s Chief Information Security Officer.

Our Board also oversees the progress of the information security program and the variation of information security risks through quarterly information security briefings, at a minimum. The Audit Committee, comprised solely of independent directors, has the primary responsibility for this oversight. Our Board also includes many individuals with information security experience, such as a chief product officer at a software company, a former chief financial officer with information security oversight responsibilities, a former chief information officer who was responsible for this area and an individual with former senior responsibilities in authentication and fraud prevention solutions. Five of seven of our Board’s nominees have information security information experience.

Security Incidents. In the last four years, we have not experienced any material information security breaches.

Insurance. OneSpan maintains a cybersecurity risk insurance policy and utilizes the services of an independent insurance advisor.

Reviews and Certifications. For internal OneSpan information systems and information assets, we conduct regular internal reviews and employ continuous security monitoring. In order to provide additional assurance, OneSpan has conducted periodic independent reviews of the key components of its security program. These reviews are carried out by individuals independent of the area under review. Areas for review and the schedule for such reviews is determined based on their criticality.

For customer-facing products and services, in addition to internal reviews and testing, we undergo various external reviews and certifications. Some of our products are certified under specific technical standards or industry guidelines, such as European banking regulations referred to as PSD2. In addition, our cloud platforms for SaaS solutions are audited annually by external independent auditors. The auditors review our platforms against the Service Organization Controls (SOC) 2 and ISO 27001, 27017 and 27018 standards. We receive annual certifications under these audits.

In addition, we conduct self-certification activities for those standards or regulations that are not covered by the external auditors, such as the General Data Protection Regulation in Europe and Health Insurance Portability and Accountability Act regulations in the United States.

Training. In order to reduce the likelihood and impact of security incidents, OneSpan has implemented a global security awareness training program that includes mandatory security and privacy awareness training for all personnel at hire time and yearly thereafter. Additional training is made available to personnel as required based on their role. This includes secure development training for developers, in support of OneSpan’s secure development lifecycle, as well as incident response training.

In response to the various phishing attacks that often are at the root of many security breaches, and in addition to the various technical controls that are in place, OneSpan has implemented recurring phishing campaigns that target its employees at a minimum on a weekly basis to improve their ability to recognize and report phishing messages. Employees who respond inappropriately to internal phishing campaigns receive additional remedial training.

Communications with Directors

Stockholders may send communications to our Board at the Company’s address, 121 West Wacker Drive, 20th Floor, Chicago, IL 60601. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to our Board as a whole and designated as “Confidential,” the communication will be delivered to the Chair of our Board. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of our Board at its next regularly scheduled meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

With the exception of Ms. Holley, who is not standing for re-election at the Annual Meeting, each other member of our Board is up for election at the Annual Meeting and, if elected, will hold office for a one-year term expiring at the next annual meeting. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES.

Our Board’s Nominees and Their Qualifications

All seven of our Board’s Nominees have been nominated by our Board, at the recommendation of the Corporate Governance and Nominating Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2023 Annual Meeting and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All of the Board’s Nominees have consented to serving as a nominee, being named in the Proxy Statement and serving as a director if elected. The Corporate Governance and Nominating Committee and our Board believe that each of our Board’s Nominees brings a strong and distinct set of perspectives, experiences and skills to OneSpan. The Corporate Governance and Nominating Committee and our Board believe that if our Board is comprised of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to OneSpan and our stockholders.

Our Board has affirmatively determined that each of our Board’s Nominees qualifies as an independent director under Nasdaq listing rules. Other than the inclusion of Mr. McConnell and Ms. Garg as nominees pursuant to the Cooperation Agreement, none of our Board’s Nominees is being elected pursuant to any arrangement or understanding between any of the Board’s Nominees and any other person or persons. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Selection Process” beginning on page 24.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Name	Age	Director Since	Position(s) with OneSpan
Marc D. Boroditsky	59	2019	Director
Garry L. Capers	45	2021	Director
Sarika Garg	46	2021	Director
Marianne Johnson	56	2020	Director
Michael McConnell	56	2021	Director
Alfred Nietzel	60	2020	Chair of our Board
Marc Zenner	59	2019	Director

Alfred Nietzel, Chair of Our Board

Retired Chief Financial Officer, CDK Global, Inc. Director Since: 2020 Age: 60 Independent: Yes	Outside Public Company Directorships: Cerence Inc. (2019 – Present)
Executive Experience:
Mr. Nietzel has been a director since November 2020 and Chair of our Board since July 2021. Mr. Nietzel is a board member of Cerence Inc. (NASDAQ: CRNC), a global cloud software company that provides AI-powered assistants and innovations for connected and autonomous vehicles, where he also serves on the audit and nominating and governance committees. He also serves as a director at Baxter Credit Union, one of the largest credit unions in the United States. He has served in executive finance roles for 16 years including most recently as Chief Financial Officer of CDK Global, Inc. (NASDAQ: CDK), the largest global provider of integrated technology and digital marketing solutions for the automotive retail and vehicle manufacturing industry, from 2014 to 2017. Prior to that, he was with ADP (NASDAQ: ADP), the leading global provider of cloud-based human capital management technology and services, since 2001, and led the financial and administrative execution of the spin-off of ADP’s Dealer Services Division to create CDK Global, Inc. Mr. Nietzel served as Chief Financial Officer for ADP’s Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller, leading the financial and business integration processes for multiple large acquisitions and divestitures during his time at ADP. Prior to joining ADP, Mr. Nietzel served for 17 years with Proctor & Gamble Inc. (NYSE: PG), a multinational consumer goods company, in numerous operational finance, sales/marketing and audit roles. Mr. Nietzel holds a B.S. in Accounting and Finance from Eastern Illinois University.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Operational / Change Management Experience

✔ Capital Allocation / M&A Experience

✔ International / Global Business Experience

✔ Outside Public Company Board Service

Mr. Nietzel is a global finance executive who has over 20 years of demonstrated finance experience across consumer products and B2B services and has operated as a CFO of a public company of scale. He has recent experience as both a public, and privately held, company Board member. His earlier career experience at Procter & Gamble included multiple expatriate assignments requiring long-term relocation to both Europe and Australia.

Marc D. Boroditsky

Chief Revenue Officer, Twilio Inc. Director Since: 2019 Age: 59 Independent: Yes	Standing Board Committees: Management Development and Compensation Outside Public Company Directorships: None
Executive Experience:

Mr. Boroditsky has been a director since June 2019. He is a member of the Management Development and Compensation Committee. He has served as the Chief Revenue Officer at Twilio Inc. (NYSE: TWLO), a cloud communications platform as a service company, since July 2020. Prior to that, he served as Twilio’s Senior Vice President of Sales from May 2017 to July 2020 and as Vice President and General Manager of Authentication Solutions from February 2015 to May 2017. Before joining Twilio, Mr. Boroditsky was President and COO of Authy, a software authentication company, from September 2014 until it was acquired by Twilio in February 2015. Prior to Authy, Mr. Boroditsky was VP of Identity and Access Management at Oracle Corporation (NYSE: ORCL), a computer technology corporation. Mr. Boroditsky has more than 30 years of experience with technology companies. He has founded and financed four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle Corporation.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Financial Technology Platforms / R&D / Innovation

✔ Operational / Change Management Experience

✔ Product Management / Strategy Experience

✔ Financial Institutions / Target Market Executive Roles / Banking Industry Experience

Mr. Boroditsky has an extensive security software, sales, finance, product management and operations background, having served in executive roles at numerous technology companies, both private and publicly traded. He provides the Board with unique insights into the Company’s growth strategies, software solutions including SaaS, software company operations and our target markets.

Garry L. Capers

Division President, Cloud Solutions, Deluxe Corporation Director Since: 2021 Age: 45 Independent: Yes	Standing Board Committees: Corporate Governance and Nominating Committee Management Development and Compensation Committee Outside Public Company Directorships: None
Executive Experience:

Mr. Capers has been a director since April 2021. He is a member of the Corporate Governance and Nominating Committee and Management Development and Compensation Committee. Mr. Capers joined Deluxe Corporation (NYSE: DLX), a financial services company, in September 2019, where he serves as Division President, Cloud Solutions and is a member of the executive leadership team. At Deluxe Corporation, Mr. Capers has full financial and operational responsibility for the Cloud Solutions portfolio, including marketing data and analytics, website design and hosting and SaaS-based applications primarily targeted at end markets in the financial services industry, providing business intelligence and reporting for small banks and business incorporation services for small businesses. From January 2017 to September 2019, Mr. Capers held multiple executive leadership roles at Automatic Data Processing, Inc. (NASDAQ: ADP), the leading global provider of cloud-based human capital management technology and services, including Senior Vice President, NA Comprehensive Outsourcing Services from January 2018 to September 2019 and Division Vice President, NAS Southeast Region from January 2018 to January 2018. From December 2007 through January 2017, Mr. Capers held various roles at Equifax Inc. (NYSE: EFX), a credit agency, overseeing business-to-business marketing units that focused on marketing data services for corporations, small businesses and consumers, including serving as General Manager – Equifax Marketing Services from April 2016 to January 2017. While at Equifax Inc., Mr. Capers also led the formation of a new business unit within the fraud and identity management space. Prior to Equifax, Mr. Capers was a management consultant with Bain & Company, departing as a manager with focus in the retail and financial services sectors. Mr. Capers holds a B.A. in Business Administration from Morehouse College and an MBA in Marketing from The Wharton School at the University of Pennsylvania.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Operational / Change Management Experience

✔ Product Management / Strategy Experience

✔ Financial Institutions / Target Market Executive Roles / Banking Industry Experience

Mr. Capers brings a wealth of strategic and operational experience in the markets the Company serves to the Board. With 15 years in the financial technology field including years of experience in management consulting, he contributes to the continued development of OneSpan’s growth driven value creation strategy.

Sarika Garg

Co-founder and Chief Executive Officer at Cacheflow Inc Director Since: 2021 Age: 46 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: None

Executive Experience:

Ms. Garg has been a director since June 2021. She is a member of the Audit and Corporate Governance and Nominating Committees. Ms. Garg serves as Co-founder and Chief Executive Officer at Cacheflow Inc., a B2B SaaS company. She was previously Chief Strategy Officer responsible for product and go-to-market at Tradeshift. Tradeshift is a cloud network and platform for supply chain payments, marketplaces, and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup to a valuation of approximately $2.7 billion by 2020. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

Relevant Skills and Qualifications

✔ Technology / Software / SaaS Industry Experience

✔ Financial Technology Platforms / R&D / Innovation

✔ Product Management / Strategy Experience

✔ Capital Allocation / M&A Experience

✔ International / Global Business Experience

Ms. Garg brings significant software operational, sales, technology and M&A leadership experience to the Board. She has over 20 years of experience in building and taking to market enterprise solutions globally at SAP SE, Ariba Network and Tradeshift Inc., including strategic M&A. Ms. Garg also possesses experience with both perpetual license and SaaS license solutions and organizational setup. In addition, she is an expert in SaaS operations, sales and architectures, particularly in the financial technology space.

Marianne Johnson

Executive Vice President and Chief Product Officer, Cox Automotive, Inc. Director Since: 2020 Age: 56 Independent: Yes	Standing Board Committees: Audit Committee Outside Public Company Directorships: None
Executive Experience:

Ms. Johnson has been a director since March 2020. She is a member of the Audit Committee. She has been the Executive Vice President and Chief Product Officer at Cox Automotive, Inc. (“Cox”), one of the largest automotive services companies in the world providing cloud-based technology and other solutions for the automotive wholesale and retail marketplace, since June 2018. She leads Cox’s product, engineering and data science teams, as well as the product innovation discipline to integrate and transform the company’s comprehensive suite of software and services. In mid-2018, Ms. Johnson began the work of standardizing and improving product and engineering practices by modernizing both disciplines at Cox. She launched a unique product innovation framework, which transformed the speed and relevancy of products for Cox’s customers. Before joining Cox Automotive, Ms. Johnson was at First Data Corporation (now Fiserv, Inc. (NASDAQ: FISV)), a global leader in payments and financial technology, where she was head of product innovation and technology for the network and security solutions line of business and senior vice president of enterprise commercialization from May 2015 to May 2018. She has been named one of the top Women Worth Watching® by Profiles in Diversity Journal ® and Woman of the Year by The Technology Association of Georgia.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Financial Technology Platforms / R&D / Innovation

✔ Product Management / Strategy Experience

✔ International / Global Business Experience

Ms. Johnson has decades of experience in the financial technology field, having served in senior roles focusing on product innovation, operational excellence and growth. She also brings to our Board experience in product innovation, cloud-based software development, research and design, data science and executive management.

Michael McConnell

Private Investor Director Since: 2021 Age: 56 Independent: Yes

Standing Board Committees:

 Audit Committee

 Management Development and Compensation Committee (Chair)

Outside Public Company Directorships:

 Adacel Technologies Limited

 Vonage Holdings Corp.

 SPS Commerce, Inc. (2018 – 2019)

 Spark Networks SE (2014 – 2017)

 Redflex Holdings Ltd. (2011 – 2014)

 Guidance Software, Inc. (2016 – 2017)

Executive Experience:
Mr. McConnell has been a director since June 2021. He is the chair of the Management Development and Compensation Committee and a member of the Audit Committee. Mr. McConnell currently serves on the board of Vonage Holdings Corp. (Nasdaq: VG), a cloud communications provider, where he has served since 2019. He also serves as Chairman of the Board of Adacel Technologies Limited (ASX: ADA), a developer of air traffic management systems and technology, and previously served as a member of its board of directors beginning in 2017. Mr. McConnell’s prior board experience also includes serving on the board of SPS Commerce, Inc. (Nasdaq: SPSC), a provider of cloud-based supply chain management services, from 2018 through 2019, and Spark Networks SE (NYSE: LOV), a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017. He also served as Spark Network’s interim executive chairman and chief executive officer during 2014, and he previously served as a non-executive director and as executive chairman of Redflex Holdings Ltd. (ASX: RDF), a provider of intelligent transport system solutions and services. Mr. McConnell also previously served on the board of Guidance Software, Inc. (Nasdaq: GUID), a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Operational / Change Management Experience

✔ Audit Committee Financial Expert

✔ Capital Allocation / M&A Experience

✔ International / Global Business Experience

✔ Outside Public Company Board Service

Mr. McConnell has extensive operating and financial experience as an executive officer at various technology companies. He brings over two decades of investment, operational and public board experience to OneSpan. Mr. McConnell’s skills and experiences provide a valuable asset to the Board in developing strategic alternatives to drive stockholder value.

Marc Zenner

Chief Financial Officer of Persefoni Director Since: 2019 Age: 58 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Outside Public Company Directorships: Sentinel Energy Services Inc. (2017 – 2020) Innerworkings, Inc. (2019 – 2020)
Executive Experience:

Dr. Zenner has been a director since June 2019. He is the Chair of the Audit Committee. Since August 2021, Mr. Zenner serves as the Chief Financial Officer of Persefoni, a climate management and accounting platform. He also has served as an Executive in Residence at the University of Miami Herbert Business School since March 2021. He retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan & Co. (NYSE: JPM), a leading financial services firm, and over six years at Citigroup, Inc. (NYSE: C). At J.P. Morgan, Dr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory from 2007 to 2017. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group from 2000 to 2007. Prior to his career in investment banking, Dr. Zenner had a distinguished career as a professor at the University of North Carolina Chapel Hill Business School where he was a professor and the finance area chair. Dr. Zenner received numerous awards for his teaching and is the author of a wealth of academic and practitioner articles. Dr. Zenner previously served on the board of directors of Sentinel Energy Services Inc. (NASDAQ: STNL), a special purpose acquisition company that focuses on the oil field services sector, where he was the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, as well as on the board of Innerworkings, Inc. (former NASDAQ: INWK), a marketing execution company that was acquired in the summer of 2020, where he was a member of the Audit Committee. In addition, Dr. Zenner is a senior advisor for three enterprise and smart data technology startups (Radar, Persefoni and verseAI) and serves as a valuation, corporate finance and investment banking expert. Additionally, Dr. Zenner is a Chartered Financial Analyst. Dr. Zenner is originally from Belgium where he received an undergraduate degree in business engineering from K.U. Leuven. He then received an MBA from City University in London, U.K. and a Ph.D. in Financial Economics from Purdue University, where he was a Fulbright Scholar.

Relevant Skills and Qualifications:

✔ Technology / Software / SaaS Industry Experience

✔ Audit Committee Financial Expert

✔ Capital Allocation / M&A Experience

✔ Financial Institutions / Target Market Executive Roles / Banking Industry Experience

✔ Outside Public Company Board Service

Dr. Zenner has extensive finance, investment banking, capital markets, mergers and acquisitions and capital allocation experience, having advised many global corporations on these issues. He provides our Board with deep insights into the Company’s capital structure, business configuration, capital allocation and mergers and acquisitions strategy. He is also an experienced director at public and private companies.

Additional Information

While our Board does not contemplate that any of our Board’s Nominees will not be able to serve as directors, if unforeseen circumstances (for example, death or disability) make it necessary for our Board to substitute another person for any of our Board’s Nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or our Board may, in its discretion, reduce the number of directors to be elected.

Vote Required

Directors will be elected by a majority of votes cast, meaning that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

Our Board unanimously recommends voting “FOR” the election of each of our Board’s Nominees.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

What You Are Being Asked to Approve

We hold advisory (non-binding) votes on the compensation of our NEOs, which are commonly referred to as “say-on-pay” votes, at every annual meeting of stockholders. Our Board values the opinions of our stockholders and believes an annual advisory (non-binding) vote allows our stockholders to provide us with their input on our executive compensation program. We conducted an advisory vote on the frequency of the say-on-pay vote at our 2020 annual meeting of stockholders. Following the recommendation of our stockholders, we will continue to hold our say-on-pay vote on an annual basis. We received strong approval of our say-on-pay vote at our 2021 annual meeting of stockholders, with 86% of our stockholders who voted at the meeting voting for the approval of our compensation framework for our NEOs.

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2021, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 45 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2023 Annual Meeting.

Our Compensation ProgramS

We believe that our NEO compensation programs described throughout the “Compensation Discussion and Analysis” section on page 45 of this Proxy Statement are aligned with our strategic objectives and address evolving concerns in the very competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

Resolution for Advisory Vote to Approve Executive Compensation

Our Board and its committees value the opinions of our stockholders and will carefully consider the voting results when evaluating our executive compensation programs. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers of OneSpan Inc., as disclosed in the proxy statement for the 2022 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion), is hereby APPROVED on an advisory basis.

Vote Required

The affirmative vote of a majority of votes cast is required to approve this proposal. Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.

Our Board unanimously recommends voting “FOR” the approval, on an advisory (non-binding basis) of our NEO Compensation.

PROPOSAL 3

ADVISORY VOTE ON RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed KPMG as the independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder ratification of the appointment of KPMG is not required by our By-laws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2021 and has acted as independent registered public accounting firm for the Company since 1996. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the proposal. Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is permitted and your broker, bank or other nominee will be able to vote your shares with respect to this proposal.

Our Board and the Audit Committee unanimously recommend voting “FOR” the ratification, on an advisory (non-binding) basis, of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND MANAGEMENT

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock, as of April 11, 2022, unless otherwise indicated, for (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and our Board’s Nominees, (iii) each of our NEOs and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us that each beneficial owner has sole voting and investment power with respect to all shares of our Common Stock listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, Illinois 60601.

	Amount and Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership (1)		Percent of Class
5% Stockholders
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,742,480	(2)	14.2%
T. Kendall Hunt 110 N. Wacker Drive, Mail Code: IL 4-110-17-00, Chicago, IL 60606	3,953,168	(3)	10.	0%
The Vanguard Group 100 Vanguard Boulevard. Malvern, PA 19355	2,379,725	(4)	5.9%
Legion Partners Asset Management, LLC 12121 Wilshire Boulevard, Suite 1240, Los Angeles, CA 90025	2,168,979	(5)	5.3%
Legal & General Investment Management Limited One Coleman Street, London, EC2R 5AA, UK	2,306,411	(6)	5.7%
Directors and Our Board’s Nominees
Marc D. Boroditsky	20,718		*
Garry Capers	3,539		*
Sarika Garg	8,275		*
Jean K. Holley	126,856		*
Marianne Johnson	13,059		*
Michael McConnell	20,000		*
Alfred Nietzel	15,833
Marc Zenner	30,218		*
Named Executive Officers
Matthew Moynahan	—		*
Jan Kees van Gaalen	—		*
Steven R. Worth	55,083		*
Scott M. Clements	92,654		*
Mark S. Hoyt	31,174		*
John Bosshart	3,104		*
All Executive Officers and Directors as a group (11 persons)	293,581		*

*	Ownership is less than 1% of the outstanding shares of our Common Stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days after April 11, 2022, if any, or RSUs held by such person that vest within 60 days of April 11, 2022, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. None of the members of our Board or our NEOs own any options exercisable within 60 days after April 11, 2022 or any RSUs that vest within 60 days after April 11, 2022, except for Ms. Garg and Mr. McConnell who each have 2,408 RSUs vesting on June 9, 2022. As of April 11, 2022, there were 40,630,593 shares of Common Stock outstanding.

(2)	Based solely on information contained in a Schedule 13G/A filed on January 27, 2022 by BlackRock, Inc. (“BlackRock”), providing information with respect to its beneficial ownership as of December 31, 2021. BlackRock reported it had sole voting power as to 5,697,518 shares, shared voting power over no shares, sole dispositive power as to 5,742,480 shares and shared dispositive power over no shares.
(3)	Includes 730,413 shares held in the Barbara J. Hunt Marital Trust. Also includes 161,255 shares held by Mr. Hunt’s spouse as to which Mr. Hunt disclaims beneficial ownership.
(4)	Based solely on a Schedule 13G/A filed on February 10, 2022 by The Vanguard Group (“Vanguard"), providing information with respect to its beneficial ownership as of December 31, 2021. Vanguard reported that it had sole voting power as to no shares, shared voting power as to 64,975 shares, sole dispositive power as to 2,290,516 shares and shared dispositive power as to 89,209 shares.
(5)	Based solely on a Schedule 13D/A filed on June 1, 2021 by Legion Partners, L.P. I (“Legion”), providing information with respect to its beneficial ownership as of that date. Legion reported that it had sole voting power as to no shares, shared voting power as to 2,168,979 shares, sole dispositive power as to 0 shares and shared dispositive power as to 2,168,979 shares.
(6)	Based solely on a Schedule 13G filed on February 14, 2022, by Legal & General Investment Management Limited (“Legal & General”), providing information with respect to its beneficial ownership as of December 31, 2021. Legal & General is a discretionary investment manager authorized and regulated by the UK financial conduct authority. GO UCITS ETF Solutions Plc (the “GO Company”) is organized as an open-ended investment company with variable capital structured as an umbrella fund and comprised of separate sub-funds. GO ETF Solutions LLP has been appointed as the investment manager for each of such finds. Each of Legal & General and GO Company reported that it had shared voting power as to 2,306,411 shares, shared dispositive power as to no shares and sole voting power as to no shares. GO Company reported that it had sole dispositive power as to no shares, and Legal & General closed that it had sole dispositive power over 2,306,411 shares. The address of the principal office of Legal & General is One Coleman Street, London, EC2R 5AA, UK, and the address of the principal office of GO Company is 2 Grand Canal Square, Dublin 2, Ireland.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2021, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them, except for the following: (i) each of Messrs. Boroditsky, Cullinane, Moog and Zenner and Ms. Holley had one report related to the annual vesting of deferred RSUs (as defined below) on January 15, 2021 that was inadvertently filed late on April 2, 2021; (ii) each of Messrs. Clements and Hoyt had one report related to the semi-annual vesting of RSUs on January 4, 2021 that was inadvertently filed late on January 19, 2021; (iii) Mr. Hunt had one report related to the sale of securities on March 26, 2021 that was inadvertently filed late on April 9, 2021, and three transactions related to the charitable donations of securities on September 7, 2021, October 1, 2021 and December 29, 2021 that were inadvertently filed late in a Form 5 for the year ended December 31, 2021 on February 22, 2022; (iv) Mr. Bosshart had two reports related to share sales on June 9, 2021 and December 1, 2021 that were inadvertently filed late on September 1, 2021 and December 7, 2021, respectively; (v) Mr. Capers had one report related to an RSU grant on January 5, 2022 and the vesting of RSUs on April 6, 2022 that was inadvertently filed late on April 11, 2022 and (vi) the following individuals disclosed initial equity grants upon appointment on Form 3 rather than Form 4: during 2021: Mr. Worth had one Form 3 filed with respect to equity grant disclosures on March 2, 2021; Mr. Capers had two Form 3s filed with respect to equity grant disclosures on April 12, 2021 and August 11, 2021, respectively; each of Messrs. McConnell and Garg had two Form 3s filed with respect to equity grant disclosures on June 22, 2021 and August 11, 2021, respectively; Mr. Bosshart had one Form 3 filed with respect to equity grant disclosures on August 11, 2021; and Mr. Moynahan had one Form 3 filed with respect to equity grant disclosures on December 13, 2021. All late filings were the result of administrative errors.

Equity Compensation Plan Information

The following table sets forth information regarding shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2021.

(c) Number of
securities
	(a)	(b)	remaining
	Number of	Weighted	available for future
	securities to be	average exercise	issuance under
	issued upon	price of	equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants	securities reflected
Plan Category	and rights	and rights (1)	in column (a))
Equity compensation plans approved by security holders (2)	964,069(3)	$—	3,553,630
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	964,069	$—	3,553,630

(1)	RSUs and PSUs do not have an exercise price, and the Company does not have any outstanding options.

(2)	The Company has one active incentive plan that has been approved by our stockholders, the OneSpan Inc. 2019 Omnibus Incentive Plan (the “2019 Omnibus Incentive Plan”). As of December 31, 2021, we also had outstanding equity awards that may be settled for shares of our Common Stock under another plan approved by our stockholders, the VASCO Data Security International, Inc. 2009 Equity Incentive Plan. Pursuant to the 2019 Omnibus Incentive Plan, shares of our Common Stock that are subject to outstanding awards under the 2009 Plan that subsequently are cancelled, forfeited, lapsed or are otherwise terminated or settled without a distribution of shares become available for awards under the 2019 Omnibus Incentive Plan.

(3)	Comprised of 560,122 shares of our Common Stock subject to outstanding RSU awards and 403,947 shares of our Common Stock subject to outstanding PSU awards. The number of shares of our Common Stock subject to outstanding PSU awards reflects the target amount awarded for awards outstanding as of December 31, 2021.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the applicable requirements of the Securities and Exchange Commission (the “SEC”) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting and their evaluation of the Company’s internal control over financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and KPMG LLP and the Audit Committee’s review of the representation of management and the disclosures by KPMG LLP to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Respectfully submitted,

Marc Zenner (Chair)

Sarika Garg

Marianne Johnson

Michael McConnell

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2021 AND 2020

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG, our independent registered public accounting firm. It is currently the policy of the Audit Committee to pre-approve all audit services rendered by KPMG, and the Chair of the Audit Committee has been delegated the authority to pre-approve permissible non-audit services rendered by KPMG. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management also recommends, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm then each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, is provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee is informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. The Audit Committee has also delegated to its Chair the authority to pre-approve KPMG permissible non-audit services, with the Chair of the Audit Committee and KPMG required to summarize any such approvals at the subsequent Audit Committee meeting.

The following sets forth the amount of fees paid to our independent registered public accounting firm, KPMG, for services rendered in 2021 and 2020:

	2021	2020
Audit Fees	$1,830,305	$2,349,590
Tax Fees	—	23,277
Audit-Related Fees	90,000	66,000
All Other Fees	—	—
TOTAL	$1,920,305	$2,438,867

Audit Fees. For 2021 and 2020, audit fees consisted of fees billed for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Tax Fees. For 2020, tax fees consist of fees for permissible foreign subsidiary tax compliance services and permissible tax consulting services in the U.S.

 Audit-Related Fees. For 2021 and 2020, other fees billed by KPMG were fees associated with the performance of permissible attestation services.

The Audit Committee, including through authority delegated to the Chair, has pre-approved all of the above fees for both 2021 and 2020.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Executive Officers

Executive officers are elected annually by our Board, to hold office until their successors are elected and qualified or until their earlier resignation or removal.

Matthew Moynahan
President and Chief Executive Officer
Mr. Moynahan has served as OneSpan’s President and Chief Executive Officer since November 2021. He most recently served as the Chief Executive Officer of Forcepoint LLC, a global provider of commercial and government cybersecurity solutions and a subsidiary of Raytheon Technologies Corporation, from May 2016 until its acquisition by Francisco Partners in January 2021. Prior to that, Mr. Moynahan served as President of Arbor Networks, a network security and monitoring software company and a subsidiary of Danaher Corporation (NYSE: DHR), from January 2012 through May 2016, where he was responsible for building a large commercial cloud DDoS platform and network-based advanced threat protection systems, and as President and Chief Executive Officer of Veracode, Inc., a SaaS pioneer of cloud-based software security testing platforms, from April 2006 through May 2011. He also served as Vice President of Symantec’s enterprise product management group, as well as Vice President and General Manager of its consumer division. Mr. Moynahan holds a Bachelor of Arts in History and Economics from Williams College and a Master of Business Administration from the Harvard Business School. Mr. Moynahan is 50 years old.

Jan Kees van Gaalen
Interim Chief Financial Officer and Treasurer
Mr. van Gaalen has served as OneSpan’s Interim Chief Financial Officer since October 2021. From December 2019 through October 2021, prior to joining OneSpan, he was a consultant to technology companies involved in SaaS, Big Data, AI, IT consulting and outsourced services. Prior to this, he served in chief financial officer roles at C&J Energy Services Inc., an oil and gas field exploration services company, from September 2018 through December 2019, at Kennametal Inc. (NYSE: KMT), an American supplier of tooling and industrial materials, from September 2015 to September 2018, and at Dresser-Rand Group Inc., an American engineering and manufacturing company owned by Siemens Energy AG (OTCMKTS: SMNEY), from April 2013 to July 2015. Earlier in his career, Jan Kees held various internationally based CFO and other finance executive roles since 1994. Mr. van Gaalen has a master’s degree in business administration from HEC Management School (formerly Institut des Affaires – ISA), Jouy en Josas, France and a bachelor’s degree in economics from Erasmus University, Rotterdam, Netherlands. Mr. van Gaalen is 65 years old.

Steven R. Worth

Former General Counsel, Chief Compliance Officer and Corporate Secretary April 2016 through April 8, 2022

Former Interim Chief Financial Officer and Treasurer June 10, 2021 through August 2, 2021

Former Interim President and Chief Executive Officer August 2, 2021 through November 28, 2021

Steven R. Worth was OneSpan’s General Counsel, Chief Compliance Officer and Corporate Secretary from April 2016 to April 8, 2022. Mr. Worth also served as the Interim Chief Financial Officer and Treasurer from June 2021 to August 2021 and the Interim President and Chief Executive Officer from August 2021 to November 2021. He had executive responsibility for corporate information security, legal, compliance and intellectual property matters. Mr. Worth brought more than 25 years of experience across software, technology, consulting and legal industries. Prior to joining OneSpan, he was an Executive Vice President at SilkRoad Inc., a cloud-based provider of human capital management software, from 2011 to 2016. Prior to that, Mr. Worth served as Vice President, General Counsel and Corporate Secretary of Diamond Management and Technology Consultants (formerly NASDAQ: DTPI), an international publicly traded technology services firm, from 2005 to 2010.  Before his corporate roles, Mr. Worth practiced law with a large international firm. He holds an MBA and JD from the University of Wisconsin-Madison, and he has a BS in Industrial and Labor Relations from Cornell University.  Mr. Worth is 52 years old.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussion, the Management Development and Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

Michael McConnell (Chair)

Marc Boroditsky

Garry L. Capers

Jean Holley

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the, the material components of 2021 compensation and discusses the compensation decisions for our NEOs listed in the “2021 Summary Compensation Table.” Since January 1, 2021, we have experienced a number of changes at the senior leadership level. Mr. Mark Hoyt resigned as Chief Financial Officer and Treasurer on June 9, 2021, and Mr. Scott Clements resigned as President and Chief Executive Officer on August 2, 2021. Mr. Steven Worth served as Interim Chief Financial Officer and Treasurer from June 10, 2021 to August 2, 2021, and as Interim President and Chief Executive Officer from August 2, 2021 to November 28, 2021. Mr. John Bosshart, Chief Accounting Officer, served as Interim Chief Financial Officer and Treasurer from August 3, 2021 to October 4, 2021. Mr. Jan Kees van Gaalen joined the Company as Interim Chief Financial Officer in October 2021. Finally, Mr. Worth separated from the Company on April 8, 2022.

As of December 31, 2021, the following individuals served as an executive officer and are NEOs under applicable SEC executive compensation disclosure rules. The 2021 NEOs are as follows:

●	President and Chief Executive Officer – Matthew Moynahan;
●	Interim Chief Financial Officer – Jan Kees van Gaalen;
●	Former General Counsel, Chief Compliance Officer, and Corporate Secretary, Former President and Chief Executive Officer and Former Interim Treasurer and Chief Financial Officer – Steven R. Worth;
●	Former President and Chief Executive Officer—Scott M. Clements;
●	Former Executive Vice President, Treasurer and Chief Financial Officer—Mark S. Hoyt.
●	Former Interim Treasurer and Chief Financial Officer – John Bosshart

While Messrs. Van Gaalen and Bosshart are NEOs under SEC disclosure rules, they did not participate in the Company’s standard NEO compensation program. Please see the section in this CD&A entitled “Management Transition” for a summary of the compensation decisions made with respect to Messrs. Van Gaalen and Bosshart as well as other compensation decisions made in connection with these management transitions.

Executive Summary

Our Company Evolution

We have been engaged in driving an evolution of the Company across multiple dimensions over the last five years. For over 20 years prior to this, the Company derived the vast majority of its revenue from the sale of hardware authentication tokens and associated services. Hardware revenue now comprises less than half of our total revenue, and we expect continued growth of software sales to accelerate this evolution. Some specific goals for 2021 included:

●	Continued software and services revenue growth;

●	Adjusted Annual Contract Value (“AACV”) from software and services growth (as defined below);

●	Adjusted EBITDA growth (as defined below);

●	Executing on certain strategic and human capital objectives, such as improving employee engagement and ensuring the health and safety of our employees during the global pandemic; and

●	Focusing the Company on annual recurring revenue (“ARR”) and other software company performance metrics internally while also expanding external disclosure to investors as the Company’s transition continues. “ARR” is defined as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.

We believe that these goals reflect a fundamental evolution of the Company that is underway. We have experienced a transition across numerous parameters. We believe the following revenue metrics demonstrate the magnitude of this evolution:

	2015	2018	2021
Hardware revenue (as a percentage of total revenue)	78%	50%	37%
Non-hardware revenue (as a percentage of total revenue)	22%	50%	63%
Recurring software and services revenue (as a percentage of total software and services revenue)	<50%	<60%	56%

In addition to the above revenue metrics, as our transition has progressed and also based on feedback from investors, we disclosed additional financial metrics starting in 2020 (e.g., ARR and dollar-based net expansion (“DBNE”)). For the year, we achieved 20% growth in ARR; over 32% growth in the subscriptions and term licenses components of ARR; and a DBNE rate of 115% (the year-over-year growth in ARR from the same set of customers at the end of the prior year period).

Although our hardware device sales have been declining over time as we transition to a software and services-driven company, hardware still plays an important role in our delivery of an advanced authentication and transaction signing solution. Our DIGIPASS® devices are today an important backup and/or alternative for situations or business use cases where smart phone solutions (such as apps or text messages) are not possible or preferred due to the specific needs of the customer. This is related to the customer’s end users, needed functionalities or security requirements. Among our global banking customers, a large portion of them purchase both our mobile products as well as our DIGIPASS® hardware products.

Guide to Compensation Discussion & Analysis

Our 2021 Performance

Company Financial Results

●	FY Total revenue declined 1% year-over-year to $214.5 million

●	FY Recurring revenue grew 18% year-over-year to $119.8 million

●	FY GAAP net loss of $30.6 million

●	FY Adjusted EBITDA of $(5.1) million

●	FY GAAP loss per diluted share of $0.77

Key Metrics Under Incentive Programs for 2021

●	Year-over-year ARR growth was 20% compared to a target of 25%

●	Total revenue was $214 million compared to a target of $220 million

●	Adjusted EBITDA was $(5.1) million compared to a target of $0 million (2)

(1) ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date.

(2) Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, long-term incentive compensation and certain non-recurring items, including acquisition-related costs, lease exit costs, rebranding costs and accruals for legal contingencies. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, see Annex A to this Proxy Statement.

Company Strategic Goals

Consistent with our pay-for-performance philosophy, the Management Development and Compensation Committee chose to focus primarily on quantitative goals for setting long-term compensation and annual bonus targets in 2021. Performance against qualitative goals was also considered with respect to setting 2021 compensation amounts, including a 10% allocation of the annual bonus to qualitative strategic goals.

Summary 2021 Compensation Results

The annual cash bonus opportunity for the NEOs for 2021 was based on the achievement of one-year targets: 90% financial targets and 10% strategic targets. Our financial results for 2021 fell short of the financial performance targets established by the Management Development and Compensation Committee at the beginning of 2021 for annual cash bonuses, although above threshold achievement for the revenue and Adjusted EBITDA goals. As a result, our NEOs received a cash bonus for 2021 at 60% of the target amount (after an adjustment by the Management Development and Compensation Committee to adjust for extraordinary events, as described below) and earned their 2019-2021 performance-based equity awards at 66% of the target award. For 2021, as in 2020, long-term incentive awards were solely equity-based, with 60% vesting based on the achievement of three-year financial targets and 40% subject to time-based vesting conditions. If the three-year targets are achieved, the performance-based restricted stock units (“PSUs”) will cliff vest after the close of 2023. Time-based restricted stock units (“RSUs”) vest semi-annually over four years, subject to the NEO’s continued employment through the applicable payment date. The “2021 Summary Compensation Table” reflects the total compensation, calculated in accordance with SEC executive compensation disclosure rules, consisting of earned salary and cash bonuses and the grant date fair value of the 2021 – 2023 PSUs and 2021 RSUs for our NEOs for 2021.

Say-on-Pay Results

In its compensation review process, the Management Development and Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. The Committee values continuing and constructive feedback from our stockholders on compensation, and we engage with investors on a regular basis to understand the topics that matter most to them, including corporate governance and executive compensation. The Committee will continue to monitor our executive compensation program and, as it deems appropriate, engage with our stockholders and take into account stockholder input as it deems appropriate. As part of that review, the Compensation Committee considered the approval by approximately 86% of the votes cast for the Company’s say-on-pay vote at our 2021 annual meeting of stockholders. For 2021, the Management Development and Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate considering the transition of the management team and development of a new multi-year strategic plan. Going forward, we expect that our executive compensation philosophy and program will continue to evolve and mature to align with our new company strategy and remain competitive in the global technology industry.

Compensation Overview and Approach

We operate in the very competitive global technology industry, specializing in cybersecurity, identity verification, fraud management, eSignature and related hardware and software solutions, which are subject to constant change and require market-leading innovation and management. To succeed in this environment, OneSpan is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Management Development and Compensation Committee is guided by the following principles:

●	Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

●	Compensation should be aligned with the value of the job in the marketplace and should be designed to allow OneSpan to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

●	Compensation should reward performance, both annual and long-term. Accordingly, the Management Development and Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value and that a substantial portion of that performance-based compensation should be paid in the form of equity.

●	Exceptional performance, both for the individual and for OneSpan, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Management Development and Compensation Committee, the result should be reduced compensation

●	Performance-based compensation should be based on measures that are simple to understand and that are aligned with the Company’s long-term strategies and operational goals.

●	The objectives of pay-for-performance are balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance or during periods of transition, the level of compensation supports our ability to motivate and retain our NEOs and the execution of our long-term strategies.

We use compensation data for a peer group of companies as one of several inputs and, specifically, as a reasonableness standard in determining the types and amounts of compensation we believe are appropriate for our NEOs. We do not target a percentile range within the peer group. The total targeted compensation of our former CEO and former CFO were near the median of the peer group for 2021 when their compensation was established at the start of 2021. The total targeted compensation of our former General Counsel was slightly above the median based on the seven peers disclosing General Counsel data in their annual proxy statements.

We believe that our approach to setting targets with multiple performance measurement metrics assists in mitigating excessive risk-taking that could harm OneSpan’s value or reward poor judgment by our executives. We have allocated compensation among base salary and short- and long-term compensation opportunities in such a way as to not encourage excessive risk-taking, but to reward meeting strategic Company goals that we believe support stockholder value creation over time. In addition, we believe that the mix of equity awards granted under our long-term incentive program, which includes awards with multi-year vesting, as well as the significant equity holdings of our NEOs, also mitigates against risk that would not be justified by a longer-term investment horizon.

We do not consider the realized value of past awards when determining current compensation.

What We Do

●	Reward performance, both annual and long-term, through incentive compensation.

●	Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

●	Utilize performance-based equity to align the long-term interests of our participating NEOs with those of our stockholders.

●	Encourage significant stock holdings by NEOs covered by our stock ownership guidelines.

●	Have clawback provisions under plans and grant agreements.

●	Provide for multi-year vesting of equity awards.

●	Require a double trigger for change of control payments.

●	Retain an independent external consultant to assist our Management Development and Compensation Committee from time to time.

What We Do Not Do

●	No excessive perquisites for our NEOs.

●	No special executive retirement programs that are specific to our NEOs.

●	No hedging transactions or short sales allowed for NEOs, directors or employees.

●	No pledging, buying put or call options, or otherwise allowing our NEOs or directors to engage in speculative transactions with respect to our stock.

●	No tax gross-ups on severance payments.

The Management Development and Compensation Committee’s Processes and Practices

The Management Development and Compensation Committee of our Board makes all determinations regarding the compensation of our NEOs, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. In the case of the interim NEOs, the Management Development and Compensation Committee reviewed current compensation and made recommendations to the Board with respect to any agreement or interim compensation and incentives. Under its charter, the Management Development and Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities.

The Management Development and Compensation Committee designed 2021 total compensation potential for our then-serving NEOs based largely on at-risk incentive compensation. Compensation is designed to create incentives for strong financial and operational performance and for the long-term growth and value of the Company, thereby aligning the interests of management with the interests of our stockholders.

In general, the majority of our NEOs’ 2021 target compensation was at-risk in the form of a performance-based cash bonus, PSUs and RSUs. Performance targets for the 2021 annual cash bonus were based on OneSpan’s annual budget, and performance targets for the PSUs were based on three-year financial forecasts. Failure to meet the targets would result in reduced or no payment of a cash bonus, and no issuance of shares with respect to the PSUs. Overachievement of targets would result in the payment of cash or the issuance of stock above the targeted amounts, subject to maximum payout caps. In addition, RSU awards are considered at-risk as the value of such awards fluctuates based on the performance of our stock price.

Consideration of Company and Industry Performance

The Management Development and Compensation Committee took into account the Company’s performance during 2021, its 2021 budget and long-term strategy as well as information about our peer group in its compensation decisions, as described below:

●	Assessment of OneSpan’s Performance. In 2021, we provided incentive compensation designed to compensate the participating NEOs based on the performance of OneSpan’s business. Our annual cash bonus targets were based on ARR growth, total revenue and Adjusted EBITDA (weighted 30%, 40% and 20%, respectively). Of the total long-term equity incentive component, 60% was delivered in the form of PSUs and the remaining 40% was granted as time-based RSUs vesting over four years. For the PSUs, we used subscription plus term license revenue (50% weighting), Adjusted EBITDA (25% weighting) and total stockholder return (“TSR”) (25% weighting). The RSUs are designed to support stockholder value creation as the value of the award fluctuates based on our stock price performance.

●	Annual Performance Goals and Annual Assessments of Individual Performance. At the beginning of each fiscal year, the then-serving NEOs proposes, for consideration by the Management Development and Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives and the financial plan for the year. The proposed goals of each then-serving NEO, other than our CEO, are reviewed and discussed by the individual and our CEO before they are presented to the Management Development and Compensation Committee. The Management Development and Compensation Committee may solicit input from our NEOs regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Management Development and Compensation Committee often seeks further input from our CEO in establishing the annual performance goals for other NEOs. The proposed annual goals are reviewed, adjusted as the Management Development and Compensation Committee considers appropriate and approved by the Management Development and Compensation Committee. Progress against the established goals is reviewed during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year.

Peer Analysis

In making compensation decisions, as one of several inputs, the Management Development and Compensation Committee reviewed targeted total compensation for our former CEO, former CFO, and former General Counsel. against the total compensation paid by a peer group of publicly traded technology companies (1). This peer group, which is reviewed and updated by the Management Development and Compensation Committee annually, consists of companies viewed as competitors for customers, talent and stockholder investment.

There were 16 companies in the peer group reviewed by the Management Development and Compensation Committee as part of establishing 2021 compensation levels for the NEOs, which was the same peer group used to evaluate 2020 compensation decisions. The 2021 peer group consisted of the following companies:

● A10 Networks, Inc. ● American Software, Inc. ● Blackline, Inc. ● Cerence Inc. ● Digital Turbine, Inc. ● Forescout Technologies, Inc. ● MobileIron, Inc. ● PROS Holding, Inc.	● QAD Inc. ● Qualys, Inc. ● Rapid7, Inc. ● SailPoint Technologies Inc. ● SecureWorks Corp ● Tenable Holdings ● Varonis Systems, Inc. ● Zix Corporation

The Management Development and Compensation Committee reviewed information regarding the salary levels, bonus amounts, targeted bonus amounts and long-term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s former CEO, former CFO and former General Counsel. The data reviewed was derived from information in publicly available proxy filings in 2020 regarding compensation paid by the peer group companies in 2019 (2020 compensation data was utilized to the extent available at the time of the Management Development and Compensation Committee’s review in late 2020 and early 2021).

(1)	Of the peer group companies, seven disclosed General Counsel pay data in their annual proxy statements.

Although the Management Development and Compensation Committee reviews the compensation practices of the companies in the peer group, the Management Development and Compensation Committee does not adhere to strict targets or formulas to determine the mix or absolute value of compensation components. Instead, the Management Development and Compensation Committee considers various factors in exercising its discretion to determine compensation for our NEOs, including the experience, responsibilities and performance of the NEO, as well as the Company’s overall financial and competitive performance. The Management Development and Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Role of the Independent Consultant. The Management Development and Compensation Committee retains an independent consulting firm from time to time as the Management Development and Compensation Committee determines is appropriate. The Management Development and Compensation Committee’s charter requires the Management Development and Compensation Committee to assess various independence factors to better understand the level of independence of the consulting firm. The Management Development and Compensation Committee engaged Pay Governance to advise on 2021 compensation matters. Pay Governance consulted with the Management Development and Compensation Committee on the 2021 program including benchmarking of NEO target pay and the weighting of strategic goals. Pay Governance interacts with management as directed by the Management Development and Compensation Committee, but the firm does not perform any other services for the Company. The Management Development and Compensation Committee reviewed the independence of Pay Governance under Nasdaq and SEC rules and concluded that the work of Pay Governance has not raised any conflict of interest.

Role of Management.  The Management Development and Compensation Committee makes all determinations regarding the compensation of the NEOs. The officers are asked to propose goals for the incentive programs for consideration by the Management Development and Compensation Committee. However, they are subject to approval and modification by the Management Development and Compensation Committee. Our CEO evaluates the performance of his direct reports and other key employees of the Company as part of the interim progress reviews during the year and as part of the year-end performance review. The Management Development and Compensation Committee considers the CEO’s evaluations and recommendations in setting compensation levels for the NEOs. The Management Development and Compensation Committee may solicit input from our NEOs regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Management Development and Compensation Committee reviews the CEO’s performance as compared to his performance goals. If it considers it appropriate to do so, the Management Development and Compensation Committee may confer with other members of management or the Committee’s compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year. In 2021, the Management Development and Compensation Committee reviewed the goals set by the former CEO taking into consideration the management transition and performance of interim NEOs, and the Company performance overall.

Other Compensation Matters

●	Clawback Provisions. The Company’s equity incentive plan, standard equity grant agreements and cash incentive compensation plan provide that if the Company determines that the grantee’s “wrongful act” (as defined in each plan) was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, the Management Development and Compensation Committee may determine that such grantee will forfeit and must repay to the Company any shares of our Common Stock, cash or other property paid in respect of any amount awarded during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the SEC (whichever is earlier) and ending on the date the restated financial statements are filed with the SEC.

●	Executive Stock Ownership. The Management Development and Compensation Committee reviews the stock ownership policy for OneSpan’s executives. In 2016, the Management Development and Compensation Committee adopted an executive stock ownership policy requiring executive officers to hold equity at least equal to a multiple of the current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment. Shares of our Common Stock that have been granted but are subject to additional time-based vesting are counted toward this requirement. As of the Record Date, only our CEO was subject to these guidelines and is within the three-year transition period. As an independent contractor hired for the interim CFO role, this policy did not apply to Mr. van Gaalen.

●	No hedging or pledging. The Company’s Officer and Director Stock Trading Policy prohibits executive officers, directors and other employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sale contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities.

●	No Excise Tax Gross-ups. The Company does not provide any excise tax gross-up for any payment to an executive officer that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code.

●	No Repricing of Stock Options. Our equity plans prohibit repricing stock options or paying cash for underwater stock options.

●	Executive Management Succession Plan. During 2016, the Company formalized its approach to executive management succession planning and adopted a written policy that was approved by our Board and is periodically evaluated. The Company followed this approach as we replaced our CFO and our CEO during 2021, and the Management Development and Compensation Committee continues to oversee succession planning as part of its duties.

Elements of Compensation

The principal components of our NEO compensation program consist of base salary, annual cash incentive compensation and long-term incentive compensation.

NEO Compensation for 2021

Compensation Element	Description	Cash	Equity
Base Salary	Fixed annual cash pay based on scope of responsibilities and individual performance	✓
Annual Cash Bonus	Variable annual cash bonus tied to achievement of designated annual targets	✓
Long-Term Incentive—40% RSUs with four-year vesting every six-months	Time-based stock program, which encourages and rewards continued four-year service with the Company and long-term performance of our Common Stock		✓
Long-Term Incentive—60% PSUs with vesting at the end of the three-year performance period, if earned	Variable performance-based stock program based on achievement of three-year financial targets, which encourages and rewards continued service with the Company and long-term performance of our Common Stock		✓

Base Salary

Base salary is the fixed element of the NEOs’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are generally effective January 1 of each year.

In establishing the base salaries for 2021, the Management Development and Compensation Committee considered OneSpan’s peer group data, Company performance and each then-serving NEO’s accomplishment of his annual personal goals that had been established for the preceding year, as well as the Management Development and Compensation Committee’s own subjective assessment of each individual’s performance. In addition, in the case of new hires, the Management Development and Compensation Committee consider the compensation received by the NEO at the NEO’s prior date. Based on the foregoing factors, the base salaries of our NEOs were as follows for 2021:

Name and Principal Position	2021 Base Salary	2020 Base Salary		Percentage Change
Matthew Moynahan President and Chief Executive Officer	$500,000	$	N/A	N/A
Jan Kees van Gaalen Interim Chief Financial Officer	$(1)		N/A	N/A
Steven R. Worth (2) Former Treasurer and Chief Financial Officer Former President and Chief Executive Officer General Counsel, Chief Compliance Officer and Corporate Secretary	$526,091		$366,011	43.7%
Scott M. Clements (3) Former President and Chief Executive Officer	$480,000		$480,000	0.0%
Mark S. Hoyt (3) Former Executive Vice President, Treasurer and Chief Financial Officer	$380,000		$380,000	0.0%
John Bosshart Former Chief Financial Officer	$340,000		$340,000	0.0%

(1)	Mr. van Gaalen has a separate independent contractor agreement where he receives a fixed fee of $60,000 monthly fee.

(2)	The amount reported in the 2021 base salary column for Mr. Worth reflects his base salary as General Counsel and additional cash monthly fees for the periods he served as Interim Chief Financial Officer and Interim Chief Executive Officer as described in the “Management Transition” section on page 61.

(3)	The amount reported in the 2021 base salary column for Messrs. Clements and Hoyt reflect their base salary levels in effect at the time of their departures.

Annual Cash Bonus

For 2021, each of the NEOs (other than Messrs. Moynahan and van Gaalen) was eligible to receive an annual cash bonus based on the Company’s achievement of annual financial metrics, for the Company as a whole, that had been established by the Management Development and Compensation Committee. The Management Development and Compensation Committee, after reviewing several inputs, including the estimated compensation for officers in comparable positions at peer group companies, established the 2021 annual cash bonus targets as follows:

	Bonus at the Target		Percentage of		Bonus
Name and Principal Position	Level		Base Salary		Actually Earned
Matthew Moynahan (1) President and Chief Executive Officer	$	N/A	$	N/A	$	N/A
Jan Kees van Gaalen (1) Interim Chief Financial Officer	$	N/A	$	N/A	$	N/A
Steven R. Worth (2) General Counsel, Chief Compliance Officer and Corporate Secretary		$400,000		60%		$240,000
Scott M. Clements (3) President and Chief Executive Officer		$480,000		100%		$0
Mark S. Hoyt (3) Executive Vice President, Treasurer and Chief Financial Officer		$285,000		75%		$0
John Bosshart Former Chief Financial Officer		$170,000		50%		$136,000

(1)	Messrs. Moynahan and van Gaalen did not participate in the 2021 annual bonus program.

(2)	The Board agreed to base Mr. Worth’s 2021 bonus target on $400,000 to adjust for the amounts he received for serving in interim roles as described in the “Management Transition” section on page 61.

(3)	Neither Mr. Clements nor Mr. Hoyt received a 2021 bonus in light of their 2021 separations.

For 2021, the Management Development and Compensation Committee determined that the annual cash bonus could be earned, in whole or in part, based on the Company’s achievement of the following metrics:

Goal	Weighting
YoY ARR Growth	50%
Total Revenue Component	20%
Annual Adjusted EBITDA Component	20%
Strategic Objectives Component	10%

Each of the ARR growth target, annual software and services revenue target and annual Adjusted EBITDA target was derived from OneSpan’s operating budget for 2021 and was approved by the Management Development and Compensation Committee in February 2021. As the Company has transitioned from reporting ACV to ARR, the goals were updated from previous years to reflect this change and connect management performance to the new reported metrics. In each case, if the participating NEOs were to fail to successfully execute or manage the key actions assumed in the operating budget, the target likely would not be achieved. The strategic objectives covered a range of goals including mobile security modernization, cloud platform management, increasing software customers, improving employee engagement in a remote work environment and further developing the middle management cohort at the Company.

Annual Recuring Revenue Growth Component

Fifty percent of the possible total target annual cash bonus award was based on achievement of ARR Growth at a target of 25% that was determined by the Management Development and Compensation Committee to be a challenging but achievable goal with strong execution against the Company’s operating plan. The Management Development and Compensation Committee established the following performance payout curve for performance at levels lower or higher than the ARR Growth target.

Performance Level (2021 ARR Growth)	Level of Payout as a Percent of Target
Less than 21.25%	0%
21.25%	50%
25%	100%
28.75% or higher	200%

Payment for performance between stated levels would be interpolated. In addition, the Management Development and Compensation Committee retained discretion to adjust for changes in accounting rules and extraordinary events.

In February 2022, the Management Development and Compensation Committee determined that the Company’s ARR Growth in 2021 was 20.3%, which was below the threshold performance goal.

Total Revenue Component

Twenty percent of the possible total target annual cash bonus award was based on achievement of total revenue at a target of $220.6 million. The performance goals required meaningful growth from $215.7 million in 2020 despite an expected decrease in hardware sales and lower upfront revenue due to a shift from perpetual to term based license sales. The Management Development and Compensation Committee established the following payout curve for performance at levels lower or higher than the total revenue target, with a maximum payout of 200% of target if 2021 total revenue was $253.7 million or more:

Performance Level
(2020 Total Revenue)	Level of Payout as a Percent of Target
Less than $187.5 million	0%
$187.5 million	50%
$220.6 million	100%
$253.7 million or higher	200%

Payment for performance between stated levels would be interpolated. In addition, the Management Development and Compensation Committee retained discretion to adjust the revenue amount for changes in accounting rules and extraordinary events.

In February 2022, the Management Development and Compensation Committee reviewed the total revenue for the year ended December 31, 2021, which was $214.5 million, in excess of the threshold goal. Accordingly, the Management Development and Compensation Committee determined, for the total revenue component, that achievement was at 91% of target.

Annual Adjusted EBITDA Component

Twenty percent of the possible total target annual cash bonus award was based on achievement of annual Adjusted EBITDA at a target of $0. Due to the initial efforts of the internal action plan to streamline the business, we projected slower growth and approximated breakeven Adjusted EBITDA for 2021. The target achievement level was determined based on the Company’s 2021 operating plan, including projected cash flow and expected investments for growth. The Management Development and Compensation Committee established the following payout curve for performance at levels lower or higher than the annual Adjusted EBITDA target, with a maximum payout of 200% of target if 2021 annual Adjusted EBITDA was $5.0 million or more:

Performance Level
(2021 annual Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than ($5.0 million)	0%
($5.0 million)	50%
$0.0 million	100%
$5.0 million or higher	200%

Payment for performance between stated levels would be interpolated. In addition, the Management Development and Compensation Committee retained discretion to adjust the Adjusted EBITDA amount for changes in accounting rules and extraordinary events.

In February 2022, the Management Development and Compensation Committee reviewed the annual Adjusted EBITDA for the year ended December 31, 2021, which was ($5.1) million, which was below the threshold performance goal.

Strategic Objectives

The strategic objectives component was derived from OneSpan’s priorities and market conditions for 2021 as described above. The discretionary strategic objectives component, with a weighting of 10%, was approved by the Management Development and Compensation Committee. The Management Development and Compensation Committee reviewed various performance indicators and projects completed in 2021 related to the strategic objectives. In February 2022, the Management Development and Compensation Committee also reviewed the management changes that occurred in 2021 and efforts put forth by the remaining eligible employees for a 2021 bonus and concluded that full achievement of the target was earned.

Final Annual Cash Bonus Decisions

When the full year achievement results were aggregated, the overall cash bonus award payout would have been 41% of target based on the results and weightings of the measures discussed above. However, the Management Development and Compensation Committee analyzed the financial metrics for 2021 and considered the continued impact of the COVID-19 pandemic, the number of key personnel changes at the leadership level during the year, our evolving corporate strategy, and the focus on repositioning the business. With this, the Management Development and Compensation Committee considered its ability to adjust performance targets for the impact of extraordinary items or events.

Following such review the Management Development and Compensation Committee considered the extenuating circumstances occurring during the 2021 fiscal year including the transitions in management, labor costs in light of inflation, increasing competition for talent, supply chain interruptions, focus on retaining personnel important to the Company’s restructuring plan and the need to retain critical talent and determined that an increase from the goal attainment was important to the Company’s ongoing plans. The Management Development and Compensation Committee therefore increased the payout from 41% to 60% of target for participating NEOs and other management team members and 80% of target for the rest of the plan participants, including Mr. Bosshart, who represent middle managers and material individual contributors that are viewed as having a significant impact on the day-to-day operations of the Company. The increased payout from 41% to 60% for executives and to 80% for all other plan participants, led to a total increase in payments of $389,452 for executive officer participants and $817,080 for all other plan participants.

Long-Term Equity Compensation

Long-term incentive awards for 2021 were granted in February 2021 pursuant to our 2019 Omnibus Incentive Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in OneSpan’s success. These incentives promote a long-term perspective that the Management Development and Compensation Committee believes is critical to the continued success of our business and are designed to align the interests of recipients with our stockholders. The Management Development and Compensation Committee believes that, over a period of time, our stock performance will, to a significant extent, be a direct result of our executives’ and key employees’ performance. The 2019 Omnibus Incentive Plan provides that awards of stock-based compensation, including RSUs and PSUs, may be granted at the discretion of the Management Development and Compensation Committee, in such amounts and subject to such conditions as the Management Development and Compensation Committee may determine in accordance with the plan.

In determining awards for 2021, the Management Development and Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies, market conditions and other factors. Based on a review of market data and other factors, the Management Development and Compensation Committee determined to freeze NEO long-term incentive compensation for 2021 for Mr. Clements and Mr. Hoyt. In 2021, Mr. Worth was granted additional incentive compensation upon taking on interim roles. As well, in 2021, Mr. Bosshart received additional equity compensation as a retention incentive equal to $150,000 in value. As an independent contractor, Mr. van Gaalen is not eligible for long term equity compensation. The Management Development and Compensation Committee determined the target economic value of the long-term compensation award for each then-serving NEO as a percentage of his base salary, as follows:

●	Mr. Clements—$3,040,000 or 633% of base salary

●	Mr. Hoyt—$1,285,000 or 338% of base salary

●	Mr. Worth—$750,000 or 205% of base salary

●	Mr. Bosshart—$320,000 or 94% of base salary

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of PSUs and RSUs by dividing the target economic value by the closing price of our Common Stock on the grant date, with PSUs weighted 60% and RSUs weighted 40%. The RSUs vest based on continued service over the four-year vesting period, while the PSUs vest based on performance over a three-year performance period, as discussed further below.

The Management Development and Compensation Committee believes performance-based long-term incentives based on three-year performance measures, and four-year time-based vesting, enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the NEOs and enables competitive levels of total compensation with an emphasis on payment for results. The Management Development and Compensation Committee believes that the mix of a performance-based award and time-based award appropriately aligned the NEOs’ interests with those of our stockholders. In addition, the multi-year performance and vesting periods are designed to mitigate risk and properly adjust for the time horizon of risk, as these awards require an individual to remain in employment with OneSpan for multiple years before an award is fully vested.

2021 - 2023 PSUs

Sixty percent of the target economic value was granted as performance-based equity dependent on three-year performance targets. The three-year PSUs will vest, if at all, based on 2021 - 2023 performance against pre-established performance goals. The Management Development and Compensation Committee established the annual targets for the three-year PSUs, which it believed, were aligned with the strategic plan and the Company’s 2021 - 2023 budget. The targets are based upon total revenue (weighted 25%), Adjusted EBITDA (weighted 25%) and 3-year relative TSR performance (weighted 25%). For the relative TSR performance goal, our TSR will be measured against the TSR of a peer group of 77 companies, as recommended by Pay Governance, with performance levels based on our percentile rank ranging from 30 to 80 or higher and a target payout for median of performance. These metrics were viewed as key indicators of the Company’s success in executing against its operating plan. In recognition of the Company’s use of revenue and Adjusted EBITDA components in both the annual and long-term incentive programs, the Management Development and Compensation Committee supplemented the performance measures under the annual and long-term incentive programs with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and stockholder returns over both the short- and long-term horizons. These targets were designed to be challenging but achievable based on the Company’s execution against its operating plan. If the NEOs were to fail to successfully execute or manage the key actions assumed in the operating budget and the strategic plan, the targets likely would not be achieved.

2019–2021 PSUs

In February 2022, the Management Development and Compensation Committee determined that the three-year PSUs granted in 2019 would vest based on Company performance for the period of 2019 - 2021. The following table sets forth the performance goals and the Company’s results with respect to the 2019 - 2021 performance period:

Performance Level	Performance Level (2019 - 2021 Hardware Revenue)	Level of Payout as a Percentage of Target
Below Threshold	Less than $244 million	0%
Threshold	$244 million	50%
Target	$271 million	100%
Maximum	$298 million or higher	150%
Actual Results	$288 million	132%

Performance Level	Performance Level (2019-2021 Non-Hardware Revenue)	Level of Payout as a Percentage of Target
Below Threshold	Less than $464 million	0%
Threshold	$464 million	50%
Target	$515 million	100%
Maximum	$567 million	150%
Actual Results	$396 million	0%

Based on the performance above, the attainment was determined to be 66% and the then-serving NEOs earned the following shares.

NEO	2019 - 2021 Target Shares	2019 - 2021 Earned Shares
Matthew Moynahan (1)	N/A	N/A
Jan Kees van Gaalen (1)	N/A	N/A
Steven R. Worth	21,914	14,463
Scott M. Clements (2)	81,005	0
Mark S. Hoyt (2)	37,246	0
John Bosshart (1)	N/A	N/A

(1)	Messrs. Moynahan, van Gaalen and Bosshart did not participate in the 2019-2021 PSU program.

(2)	Due to their departures, Messrs. Clements and Hoyt forfeited the 2019-2021 PSUs.

Additional Compensation Elements

Other Benefits

Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. During 2021, we did not provide our NEOs with nonqualified retirement programs or perquisites that are often provided at other companies.

Change of Control and Severance Benefits

The Management Development and Compensation Committee believes the severance and change in control benefit plans for our NEOs are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The NEOs’ possible severance and change in control benefits are described below under “Management Transition” and under “Potential Payments Upon Termination or Change-in-Control.” All stock awards require a “double trigger” for vesting to accelerate (both a change in control and a qualifying termination of employment).

Management Transition

As noted above, since January 1, 2021, we experienced a number of senior leadership changes. The following summarizes the compensation decisions made with respect to those changes:

Scott M. Clements. On August 4, 2021, the Company announced that, Mr. Clements left the Company (including the Board) effective August 2, 2021. Mr. Clements’ employment agreement with the Company dated December 1, 2015, as amended effective November 15, 2016 and July 28, 2017, provided that he would receive certain severance payments in connection with a termination without cause (as defined therein), subject to his execution of a customary release in form and substance reasonably acceptable to the Company. See the Potential Payments Upon a Termination or a Change in Control for a summary of the amounts paid to Mr. Clements.

Mark S. Hoyt. Mr. Mark Hoyt resigned as Chief Financial Officer and Treasurer on June 9, 2021. Mr. Hoyt did not receive any severance in connection with his departure.

Steven R. Worth. On June 9, 2021, Mr. Worth was appointed to the position of Interim Chief Financial Officer and Treasurer, which roles were in addition to his existing executive responsibility for corporate information security, legal, compliance and intellectual property matters. In connection with Mr. Worth’s appointment, the Company and Mr. Worth entered into an amendment (the “Worth Amendment”) to Mr. Worth’s employment agreement with the Company, dated April 18, 2016 (the “Worth Employment Agreement”). Pursuant to the Worth Amendment, (i) Mr. Worth’s base salary was restated at its current amount of $366,011; (ii) Mr. Worth became entitled to a monthly fee of $10,000 per month for service as Interim Chief Financial Officer; (iii) from calendar year 2021, Mr. Worth’s target bonus under the annual bonus plan was to be equal to at least $250,000; (iv) from calendar year 2021, Mr. Worth’s award under the long-term equity incentive award was to be equal to at least $750,000; and (v) the severance benefits payable to Mr. Worth upon a termination without cause or due to good reason (each as defined in the Worth Employment Agreement) was increased from six months of Mr. Worth’s annual base salary and fifty percent (50%) of his target bonus under the annual bonus plan to twelve (12) months of Mr. Worth’s annual base salary and one hundred percent (100%) of his target bonus under the annual bonus plan.

On August 4, 2021, the Company announced the appointment of Mr. Worth as Interim President and Chief Executive Officer, following Mr. Clements departure. In connection with Mr. Worth’s appointment as Interim President and Chief Executive Officer, the Board approved the following changes to Mr. Worth’s compensation arrangements: (a) during each month, or portion thereof, of service as Interim President and Chief Executive Officer, Mr. Worth received an additional fee of $20,000 per month (prorated for partial months of service and retroactive to August 2, 2021); (b) the additional fee was increased from $20,000 per month to $50,000 per month effective October 1, 2021; and (c) the grant of 15,000 PSUs, which vested on December 31, 2021, subject to the achievement of strategic performance goals relating to product strategy development, identification of cost savings and Mr. Worth’s continued service. The Management Development and Compensation Committee after review of Mr. Worth’s performance determined these objectives where achieved.

The terms of Mr. Worth’s compensation for his role as Interim Chief Financial Officer and his role as Interim Chief Executive Officer was determined based on a review of market data, the Company’s historical compensation practices and benchmarking data provided by Pay Governance.

On April 4, 2022, the Company and Mr. Worth reached an agreement regarding Mr. Worth’s departure from the Company after six years of service. Mr. Worth’s last day of employment was April 8, 2022. In connection with his departure, Mr. Worth is eligible to receive the following severance benefits, subject to the execution and non-revocation of a general release and waiver of claims: (a) an amount equal to (i) one year of Mr. Worth’s current base salary and (ii) 100% of Mr. Worth’s current annual incentive compensation target, together totaling $616,011, less applicable taxes and withholding deductions, and (b) subject to Mr. Worth’s timely election for COBRA continuation coverage, continued participation by Mr. Worth and his eligible dependents in the Company’s group health plans at the same rates as active employees for 12 months. Mr. Worth’s severance was based on his performance in serving as Interim Chief Financial Officer and Interim Chief Executive Officer and his efforts in initiating the strategic business and operational review.

John W. Bosshart. On August 4, 2021, in connection with Mr. Worth’s appointment as Interim President and Chief Executive Officer, the Company announced the appointment of John W. Bosshart as Interim Chief Financial Officer and Treasurer, effective August 2, 2021.

Jan Kees van Gaalen. Effective October 5, 2021, the Board appointed Mr. van Gaalen to assume the roles of Interim Chief Financial Officer and Treasurer. In connection with Mr. van Gaalen’s appointment as Interim Chief Financial Officer and Treasurer, he has entered into an interim services agreement (the “Services Agreement”) with the Company. The Services Agreement provides that, for the duration of Mr. van Gaalen’s tenure as Interim Chief Financial Officer and Treasurer, Mr. van Gaalen will be entitled to compensation at a rate of $60,000 per month.  The terms of Mr. van Gaalen’s compensation for his role as Interim Chief Financial Officer was determined based on a review of market data, the Company’s historical compensation practices and benchmarking data provided by Pay Governance.

Matthew Moynahan. On November 15, 2021, the Company announced that on November 11, 2021, the Board appointed Mr. Moynahan as the Company’s President and Chief Executive Officer, effective November 29, 2021. In connection with his appointment as President and Chief Executive Officer, Mr. Moynahan entered into an employment agreement (the “Moynahan Employment Agreement”) memorializing the terms of his employment. The Moynahan Employment Agreement provides that Mr. Moynahan will receive an annual base salary of $500,000 and will be eligible to participate in the Company’s annual cash bonus plan with an annual target bonus amount equal to $500,000. The Moynahan Employment Agreement also provides that Mr. Moynahan will be eligible to participate in the Company’s long-term equity incentive plan, and commencing in 2022, he will be entitled to receive an annual long-term equity incentive grant with a value of at least $2,500,000. For 2022, the Moynahan Employment Agreement provides that Mr. Moynahan’s annual long-term equity incentive grant will consist 50% of time-based RSUs, vesting semi-annually over three years, and 50% of PSUs, vesting annually over three years subject to the achievement of applicable performance measures.

In addition, the Moynahan Employment Agreement provided that Mr. Moynahan would receive a special one-time long-term equity incentive grant in connection with his commencing employment with the Company, consisting of 250,000 RSUs (the “Special RSU Grant”) and 250,000 PSUs (the “Special PSU Grant”). The Special RSU Grant will vest in equal annual installments over four years, subject generally to Mr. Moynahan’s continued employment with the Company. The Special PSU Grant will vest upon the Company’s common stock attaining a specified 45-trading day average closing price (“Average Closing Price”) during a four-year measurement period (the “Performance Period”), as follows: 45% of the Special PSU Grant (the “First PSU Tranche”) will vest upon the Company’s common stock attaining an Average Closing Price of at least $30.00 per share, and the remaining 55% of the Special PSU Grant (the “Second PSU Tranche”) will vest upon the Company’s common stock attaining an Average Closing Price of at least $40.00 per share or higher. If, at the time of the expiration of the Performance Period, the First PSU Tranche has vested but the Second PSU Tranche has not vested (i.e., due to the Company’s common stock not attaining an Average Closing Price of at least $40.00 per share), Mr. Moynahan will be entitled to a portion of the Second PSU Tranche based on a linear interpolation between $30.00 and $40.00 for the highest Average Closing Price achieved during the Performance Period. In addition, the Employment Agreement provides that if Mr. Moynahan’s employment with the Company terminates prior to the end of the Performance Period due to a termination by the Company without “cause” or a resignation by Mr. Moynahan for “good reason” (as each such term is defined in the Moynahan Employment Agreement) (a “Qualifying Termination”) and the Special PSU Grant has not yet fully vested, there will be an additional 18-month vesting period extension during which the Special PSU Grant would continue to be eligible to vest upon achievement of the Average Closing Price goals (but subject to proration based on the period of time that Mr. Moynahan is employed during the Performance Period).

Pursuant to the Moynahan Employment Agreement, in the event of a “Change in Control” (as such term is defined in the 2019 Omnibus Incentive Plan) during the Performance Period, then subject generally to Mr. Moynahan’s remaining continuously employed through the date of such Change in Control: (i) if the applicable per share consideration for the Company’s common stock in such Change in Control is less than $30.00, the First PSU Tranche will vest in full; (ii) if the applicable per share consideration for the Company’s common stock in such Change in Control is between $30.00 and $40.00, the First PSU Tranche will vest in full, and Mr. Moynahan will be entitled to a portion of the Second PSU Tranche based on the application of linear interpolation between $30.00 and $40.00; and (iii) if the applicable per share consideration for the Company’s common stock in such Change in Control is $40.00 or greater, both the First PSU Tranche and the Second PSU Tranche will vest in full. Any PSU from the Special PSU Grant that does not vest in connection with a Change in Control as described in the prior sentence will be forfeited.

The Employment Agreement further provides that in the event of a Qualifying Termination, Mr. Moynahan would be eligible to receive the following severance benefits, subject to the execution and non-revocation of a general release and waiver of claims: (i) an amount equal to 12 months of Mr. Moynahan’s then-current base salary; (ii) an amount equal to Mr. Moynahan’s then-current annual incentive compensation target; and (iii) subject to Mr. Moynahan’s timely election for COBRA continuation coverage, continued participation by Mr. Moynahan and his eligible dependents in the Company’s group health plans at the same rates as active employees for 12 months. In addition, the Employment Agreement includes customary confidentiality obligations and customary non-competition, non-solicitation and business non-interference covenants that will continue in effect for 12 months following a termination of employment for any reason.

The terms of Mr. Moynahan’s compensation for his role as Chief Executive Officer was determined based on a review of market data, the Company’s historical compensation practices and input from Pay Governance.

2021 SUMMARY COMPENSATION TABLE

The following table provides selected information concerning compensation during the fiscal year ended December 31, 2021 and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2020 and 2019 for services in all capacities to OneSpan by the NEOs.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Matthew Moynahan (5)
President and Chief Executive Officer	2021	$45,513	$0	$8,400,000(6)	$0	$69	$8,445,582

Jan Kees van Gaalen (5)
Interim Chief Financial Officer	2021	$180,000	$0	$0	$0	$0	$180,000

Steven R. Worth (5)
General Counsel	2021	$526,091	$0	$1,137,000	$240,000	$10,527	$1,913,618

Scott M. Clements
Former President and Chief Executive Officer	2021	$480,000	$0	$3,040,000	$0	$971,559	$4,491,559
	2020	$480,000	$0	$3,040,000	$235,200	$11,007	$3,766,207
	2019	$465,000	$0	$1,990,000	$567,300	$10,832	$3,033,132
Mark S. Hoyt
Former Executive Vice President, Treasurer and Chief Financial Officer	2021	$380,000	$0	$1,285,000	$0	$11,079	$1,676,079
	2020	$380,000	$0	$1,285,000	$139,650	$10,527	$1,815,177
	2019	$370,000	$0	$915,000	$335,500	$10,352	$1,630,852

John Bosshart (5)
Former Chief Financial Officer	2021	$340,000	$0	$320,000	$136,000	$10,527	$806,527

(1)	Salary represents base salary earned in the fiscal year indicated. With respect to Mr. van Gaalen, the salary represents the monthly payment of $60,000 for his service during the year as Interim Chief Financial Officer.
(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) and based on the probable outcome of the performance conditions with respect to PSUs. Assuming the highest level of performance is achieved for the 2021 PSUs, the maximum value of the 2021 PSUs would be as follows: Mr. Worth - $900,046; Mr. Clements – $3,648,063; and Mr. Hoyt – $1,542,070. For Mr. Moynahan’s PSUs, under FASB ASC Topic 718, the vesting condition related to his PSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Mr. Moynahan that could be calculated and disclosed based on achievement of the underlying market condition. See footnote 14 to the financial statements in our Annual Report for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Amounts reported in this column for 2021 represent annual bonuses paid to Messrs. Worth and Bosshart with respect to the fiscal year ended December 31, 2021, as described in the “Annual Cash Bonus” section on page 54. None of our other NEOs received an annual bonus for 2021.
(4)	The NEOs’ “All Other Compensation” for 2021 consisted of:
●	Mr. Moynahan received no matching 401K contributions in 2021 and $69 in imputed income from life insurance premiums made by the Company.
●	Mr. Clements—Company matching 401(k) contributions of $10,527 and imputed income from life insurance premiums made by the Company of $1,032. Upon his separation, Mr. Clements received a severance payment of $960,000.
●	Mr. Hoyt—Company matching 401(k) contributions of $10,527 and imputed income from life insurance premiums made by the Company of $552. Mr. Hoyt resigned from his position on June 9, 2021 and forfeited any additional compensation.
●	Mr. Worth—Company matching 401(k) contributions of $9,975 and imputed income from life insurance made by the Company of $552.
●	Mr. Bosshart—Company matching 401(k) contributions of $9,975 and imputed income from life insurance premiums made by the Company of $552.

(5)	This NEO was not a NEO prior to 2021.
(6)

Amounts reported in this column represent the value of awards related to long-term equity, the Special PSU Grant and the Special RSU Grant as described in Mr. Moynahan’s agreement. The agreement provides that Mr. Moynahan will be eligible to participate in the Company’s long-term equity incentive plan, and commencing in 2022, he will be entitled to receive an annual long-term equity incentive grant with a value of at least $2,500,000. For 2022, the provides that Mr. Moynahan’s annual long-term equity incentive grant will consist 50% of time-based RSUs, vesting semi-annually over three years, and 50% of PSUs, vesting annually over three years subject to the achievement of applicable performance measures. In addition, the agreement provided that Mr. Moynahan would receive a special one-time long-term equity incentive grant in connection with his commencing employment with the Company, consisting of 250,000 RSUs (the “Special RSU Grant”) and 250,000 PSUs (the “Special PSU Grant”). The Special RSU Grant will vest in equal annual installments over four years, subject generally to Mr. Moynahan’s continued employment with the Company. The Special PSU Grant will vest upon the Company’s common stock attaining a specified 45-trading day average closing price during a four-year measurement period. For further details, see the full description of Mr. Moynahan’s agreement in the Management Transition section above.

2021 Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the NEOs during 2021

								All	Grant
					Estimated Future Payouts			Other	Date
		Estimated Future Payouts Under			Under Equity Incentive Plan			Stock	Fair
		Non-Equity Incentive Plan Awards (2)			Awards (3)			Awards:	Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Stock
Name (1)	Date	($)	($)	($)	(#)	(#)	(#)	(#) (4)	Units (5)
Matthew P. Moynahan

	11/29/21	—	—	—	—	112,500	250,000	—	$4,200,000
	11/29/21	—	—	—	—	—	—	250,000	$4,200,000

Steven R. Worth
		$200,000	$400,000	$800,000	—	—	—	—	—
	2/18/21	—	—	—	9,349	17,436	34,872	—	$450,000
	8/25/21	—	—	—		15,000		—	$387,000
	2/18/21	—	—	—	—	—	—	11,624	$300,000

Scott M. Clements
		$240,000	$480,000	$960,000	—	—	—	—	—
	2/18/21	—	—	—	35,339	70,671	141,343	—	$1,824,000
	2/18/21	—	—	—	—	—	—	47,114	$1,216,000
Mark S. Hoyt
		$142,500	$285,000	$570,000	—	—	—	—	—
	2/18/21	—	—	—	14,939	29,873	59,747	—	$771,000
	2/18/21	—	—	—	—	—	—	19,915	$514,000

John Bosshart		$85,000	$170,000	$340,000	—	—	—	—	—
Former Interim Chief Financial Officer	6/1/21	—	—	—	—	—	—	5,691	$150,000
	6/1/21	—	—	—	—	—	—	2,580	$68,000
	6/1/21	—	—	—	1,935	3,870	7,740	—	$102,000

(1)	As an independent contractor, Mr. van Gaalen does not receive plan-based awards.
(2)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under OneSpan’s annual cash incentive award program for performance in 2021 upon achievement of certain target financial levels for the year. The target award amounts are based on percentages of each NEO’s base salary at the beginning of the year. Messrs. Clements and Hoyt forfeited their bonuses in connection with their departures. Mr. Moynahan did not participate in the 2021 annual bonus program in light of the timing of his commencement of employment. Additional information regarding the annual cash incentive compensation and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the section entitled “Annual Cash Bonus” on page 54.
(3)	Represents PSU grants based on the achievement of performance goals. With respect to the February 2021 PSU grants, if the Management Development and Compensation Committee determines that the financial targets are met, then the stock vests in full at the end of 2023. With aspect to Mr. Moynahan’s PSU grant, if the Management Development and Compensation Committee determines that the stock price targets are met, then the stock vests in full following the fourth anniversary of the grant date. In the case of Mr. Worth’s August 2021 grant, these PSUs were scheduled to cliff vest on December 31, 2021, subject to the achievement of strategic performance goals relating to product strategy, diagnostic work and cost savings and Mr. Worth’s continued service. Additional information regarding the three-year performance-based stock grants and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the section entitled “Long-Term Equity Compensation” and “Management Transition.” The PSUs for Scott Clements and Mark Hoyt were forfeited upon separation from the Company.
(4)	Represents RSU grants that vest semi-annually over four years, subject to the NEO’s continued employment through the applicable vesting date. The RSUs for Scott Clements and Mark Hoyt were forfeited upon separation from the Company.
(5)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs and PSUs on the date the award was granted and, in the case of the PSUs, based on the probable achievement of the performance conditions at the time of grant. See footnote 14 to the financial statements in our Annual Report for a discussion of the relevant assumptions used in calculating these amounts.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth the aggregate number of outstanding equity awards held by the NEOs as of December 31, 2021. There were no stock option awards outstanding as of such date.

					Stock Awards
			Number of Shares		Market Value of	Equity Incentive Plan Awards: Number of Unearned Shares	Equity Incentive Plan Awards: Market Value of Unearned Shares
			That Have Not		Shares That	That Have Not	That Have Not
			Vested		Have Not Vested	Vested	Vested
Name	Grant Date		(#)		($)(1)	(#)	($)(1)
Matthew P. Moynahan

	11/29/2021	(2)	250,000		$4,232,500	—	—
	11/29/2021	(3)	—		$—	112,500	$1,904,625
Jan Kees van Gaalen (4)
	—		—		—	—	—
Steven R. Worth
	1/4/2018	(5)	1,487		$25,175	—	—
	6/12/2019	(6)	5,479		$92,759	—	$—
	8/1/2019	(7)	21,914		$358,814	—	$—
	5/1/2020	(8)	11,778		$199,402	—	$—
	6/1/2020	(9)	—		—	14,134	$239,289
	2/18/2021	(10)	10,171		$172,195	—	—
	2/18/2021	(11)	—		$—	17,436	$295,191

Scott M. Clements (12)
			—	—	—	—	—

Mark S. Hoyt (12)			—	—	—	—	—

John Bosshart	11/23/2020	(13)	—	5,269	$89,204	—	—
	6/1/2021	(14)	—	4,269	$72,274	—	—
	6/1/2021	(15)	—	2,258	$38,228	—	—
	6/1/2021	(16)	—	—	$—	1,290	$21,840

(1)	Market value calculated based on the closing stock price of $16.93 as of December 31, 2021.
(2)	With respect to these RSUs awarded on November 29, 2021, the unvested portion will vest in substantially equal installments on each November 29 through and including November 29, 2025, subject to the NEO’s continued employment through each applicable vesting date
(3)	PSUs that would be earned and vest upon achievement of financial targets for the four-year period ending November 29, 2025.
In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving threshold performance.
(4)	As an interim executive, Jan Kees van Gaalen received no equity compensation for his service during the year ended December 31, 2021.
(5)	With respect to these RSAs awarded on January 4, 2018, the award fully vested on January 4, 2022.
(6)	With respect to these RSUs awarded on June 12, 2019, the unvested portion will vest in substantially equal semi-annual installments on each June 12 and December 12 through and including December 12, 2023, subject to the NEO’s continued employment through each applicable vesting date. The unvested portion of the award was forfeited upon Mr. Worth’s April 2022 separation from the Company.
(7)	PSUs that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2021. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving target performance. In the first quarter of 2022, the Compensation Committee determined that the performance criteria were partially met, with 66% of the target shares earned.
(8)

With respect to these RSUs awarded on May 1, 2020, the unvested portion will vest in substantially equal semi-annual installments on each May 1 and November 1 through and including May 1, 2024, subject to the NEO’s continued employment through each applicable vesting date. The unvested portion of the award was forfeited upon Mr. Worth’s April 2022 separation from the Company.

(9)	PSUs that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2022. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving threshold performance. The unvested portion of the award was forfeited upon Mr. Worth’s April 2022 separation from the Company.
(10)	With respect to these RSUs awarded on February 18, 2021, the unvested portion will vest in substantially equal semi-annual installments on each February 18 and August 18 through and including February 18, 2025, subject to the NEO’s continued employment through each applicable vesting date. The unvested portion of the award was forfeited upon Mr. Worth’s April 2022 separation from the Company.
(11)	PSUs that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2023. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving threshold performance.
(12)	Scott M. Clements and Mark S. Hoyt forfeited all outstanding equity awards upon their respective employment terminations during the year ended December 31, 2021.
(13)	With respect to these RSUs awarded on November 23, 2020, the unvested portion will vest in substantially equal installments on each May 23, 2022 and November 23, 2022, subject to Mr. Bosshart’s continued employment through each applicable vesting date.
(14)	With respect to these RSUs awarded on June 1, 2021, the unvested portion will vest in substantially equal installments on each March 1, June 1, and September 1 through and including June 1, 2023, subject to Mr. Bosshart’s continued employment through each applicable vesting date.
(15)	With respect to these RSUs awarded on June 1, 2021, the unvested portion will vest in substantially equal installments on each June 1, and December 1 through and including June 1, 2025, subject to Mr. Bosshart’s continued employment through each applicable vesting date.
(16)	PSUs that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2023. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to these awards are based on achieving threshold performance.

2021 Stock Vested

The following table sets forth stock awards vested in the year ended December 31, 2021 held by the NEOs. None of our NEOs held options during 2021.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting
Matthew Moynahan	—	$—
Jan Kees van Gaalen	—	$—
Steven Worth
	48,692	$895,440
Scott Clements	43,121	$1,009,543
Mark S. Hoyt	15,954	$369,801
John Bosshart	7,013	$142,555

Potential Payments Upon Termination or Change-in-Control

During 2021, our NEOs other than Mr. Bosshart were subject to employment agreements governing the terms of their employment and severance rights. Mr. Bosshart was an at-will employee and not a party to an employment agreement as of December 31, 2021.

Matthew Moynahan

Mr. Moynahan’s employment agreement was entered into effective November 29, 2021. Under the terms of his employment agreement, in the event Mr. Moynahan is terminated without cause or terminates his employment for good reason, he will continue to receive his base salary over a 12-month period and his target cash bonus amount for such year (and the bonus amount for the prior year if earned but not paid at the time of termination). If such a termination occurs within 12 months following a change in control of OneSpan, then he will receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Moynahan is terminated for cause or terminates his employment without good reason, he will not be entitled to any severance compensation. Mr. Moynahan has agreed to abide by several non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.

Scott M. Clements

Mr. Clements’ separated from the company on August 2, 2021. Under the terms of his separation agreement and in exchange for signing the separation agreement and releasing claims against the Company, Mr. Clements received a separation payment in the gross amount of $960,000, payable in equal installments over a 12-month period after August 2, 2021. As stated in his employment agreement entered into effective December 1, 2015, and was amended on November 15, 2016 and on July 28, 2017, Mr. Clements has agreed to abide by several non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months. Mr. Clements did not receive any accelerated vesting, nor did he opt for subsided COBRA.

Mark S. Hoyt

Mr. Hoyt’s resigned from his role as Chief Financial Officer effective June 9, 2021. As Mr. Hoyt voluntarily resigned from his position, he was not entitled to any severance compensation. Mr. Hoyt has agreed to abide by several non-competition restrictions following the termination of his employment for a period of 12 months.

Steven R. Worth

Mr. Worth’s employment agreement was entered into effective April 18, 2016 and was amended on June 9, 2021 and on August 2, 2021. Under the terms of his employment agreement, in the event Mr. Worth was terminated without cause or resigned for good reason, he would continue to receive his base salary over a 12-month period and his target cash bonus amount for such year (and the bonus amount for the prior year if earned but not paid at the time of termination). If such a termination occurred within eighteen months following a change in control of OneSpan, then he would receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Worth was terminated for cause or resigned without good reason, he would not be entitled to any severance compensation. Mr. Worth has agreed to abide by several non-compete and non-solicit restrictions following the termination of his employment for a period of twelve months.

As compensation for serving as Interim Chief Financial Officer for the period of June 9, 2021 through August 2, 2021, Mr. Worth received and additional fee of $20,000 per month for the term he held the Interim Chief Financial Officer position. This additional fee was increased to $50,000 per month for the period of August 3, 2021 through November 29, 2021, as compensation for serving as Interim Chief Executive Officer.

Mr. Worth’s separated from the company on April 8, 2022. Under the terms of his separation agreement, Mr. Worth received a separation payment in the gross amount of $616,011 which shall be paid in equal installments over a 12-month period after April 8, 2022 and an amount equal to his target bonus plan under the Company’s 2022 annual bonus plan of $250,000. Mr. Worth forfeited all outstanding equity as of the date of his separation. As stated in his employment agreement, Mr. Worth has agreed to abide by several non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.

Jan Kees van Gaalen

Mr. van Gaalen joined the Company under a Consulting Agreement effective October 5, 2021. Under the terms of this agreement, in the event of any termination, all payments under the agreement will continue through the date of termination.

The following paragraphs and tables describe the potential payments and benefits to which the NEOs would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2021 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2021, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2021.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

●	“Cause” under Mr. Moynahan’s employment agreements in effect on December 31, 2021 means: (i) he materially breaches his obligations under the employment agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Management Development and Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 10 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of five days.

●	“Good Reason” under Mr. Moynahan’s employment agreements in effect on December 31, 2021 means:

(i)	failure to provide the compensation and benefits required by the Agreements;

(ii)	a reduction in the NEO’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (not to exceed 20%) or agreed to in writing by the NEO;

(iii)	any material diminution of the NEO’s authority, duties or responsibilities; or

(v)	a material breach by the Company of any of its material obligations under the agreement.

●	“Cause” under Messrs. Clements’, Hoyt’s and Worth’s employment agreements in effect on December 31, 2021 means: (i) he materially breaches his obligations under the employment agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Management Development and Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 30 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of 10 days.

●	“Good Reason” under Messrs. Clements’, Hoyt’s and Worth’s employment agreements in effect on December 31, 2021 means:

(i)	failure to provide the compensation and benefits required by the Agreements;

(ii)	a reduction in the NEO’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by the NEO;

(iii)	failure to appoint or elect the NEO as an officer according to his title (and director in the case of Mr. Clements);

(iv)	any material diminution of the NEO’s authority, duties or responsibilities (and no longer reporting to the Board in the case of Mr. Clements); or

(v)	the Company requiring the NEO to be based at any office or location other than the office occupied by the NEO in Chicago, Illinois as of the effective date or a reasonably comparable office located within a 40-mile radius of such current office.

●	“Change in Control” under Messrs. Moynahan’s, Clements’, Hoyts’ and Worth’s employment agreements in effect on December 31, 2021 and the 2019 Omnibus Incentive Plan generally means the occurrence of any of the following events: (i) certain acquisitions of beneficial ownership of more than 40% of either (x) the then outstanding shares of our Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of our Board within any period of 12 consecutive months; (iii) the consummation of certain reorganizations or consolidations of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole; or (iv) the approval by the stockholders of the Company of certain liquidations or dissolutions of the Company.

The amounts in the table below as of December 31, 2021 do not include payments and benefits to the extent that they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company	Termination by company
	without Cause or by named	without Cause or by named
	executive officer for Good	executive officer for Good
	Reason, without a Change	Reason, following a
	in Control	Change in Control
Matthew Moynahan
President and Chief Executive Officer
Base salary (1)	$500,000	$500,000
Annual cash bonus (2)	500,000	500,000
Restricted stock and restricted stock units (3)	4,097,500	4,097,500
Performance awards (4)	4,097,500	4,097,500
Total	$9,195,000	$9,195,000

Jan Kees van Gaalen
Interim Chief Financial Officer
Base salary (5)	$0	$0
Annual cash bonus (5)	0	0
Restricted stock and restricted stock units (5)	0	0
Performance awards (5)	0	0
Total	$0	$0

Steven R. Worth
Former Chief Financial Officer and Treasurer
Former Interim President and Chief President Officer
Former General Counsel, Chief Compliance Officer and Corporate Secretary
Base salary (1)	$366,011	$366,011
Annual cash bonus (2)	250,000	250,000
Restricted stock and restricted stock units (6)	--	1,137,000
Performance awards (7)	--	404,122
Total	$616,011	$2,157,133

(1)	In the case of Mr. Moynahan and Mr. Worth, pursuant to their employment agreements, the NEO will continue to receive regular payments of his base salary, at the rate in effect at the time of termination, for 12 months. In the case of Mr. Worth, when termination results from a termination without Cause or a termination for Good Reason by the NEO within 18 months following a Change in Control, the NEO instead will receive a lump sum payment of the severance amount. Each NEO is subject to certain non-competition and non-solicitation restrictions for a fixed period following his termination.

(2)	Upon a termination of Mr. Worth employment without Cause or a termination for Good Reason by Mr. Worth, he will receive an amount equal to his annual cash bonus target amount.

(3)	Represents the value of 250,000 shares of restricted stock and RSUs held by Mr. Moynahan on December 31, 2021, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 31, 2021 ($16.93 per share). Upon a Change in Control and a termination of employment under certain circumstances within one year after the Change in Control, restricted stock and RSUs will vest in full.
(4)	Represents the value attributable to the accelerated vesting of performance awards held by Mr. Moynahan on December 31, 2021, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 31, 2021 ($16.93 per share). Upon a Change in Control and a termination of employment under certain circumstances within one year after a Change in Control, performance awards will vest in full.
(5)	As an independent contractor, Mr. van Gaalen is in illegible for any to severance compensation.
(6)

Represents the value of 30,469 shares of restricted stock and RSUs held by Mr. Worth on December 31, 2021, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 31, 2021 ($16.93 per share). Upon a Change in Control and a termination of employment under certain circumstances within one year after the Change in Control, restricted stock and RSUs awards will vest in full.

(7)	Represents the value attributable to the accelerated vesting of performance awards held by Mr. Worth on December 31, 2021, based on the closing price of our Common Stock listed on The Nasdaq Capital Market on December 31, 2021 ($16.93 per share). Upon a Change in Control and a termination of employment under certain circumstances within one year after a Change in Control, performance awards for which the performance period has not been completed will vest at the target (100%) level, pro-rated based on the number of days elapsed in the performance period.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must disclose annually in our proxy statement the median of the annual total compensation of all employees (excluding the CEO), the annual total compensation of our CEO and the ratio of the CEO compensation to the employee median compensation. We employ people in many countries in many different roles. We included all employees employed by us on December 1, 2021 in our calculations.

The annual total compensation of the median employee was determined in the same manner as the total compensation for our CEO in the “2021 Summary Compensation Table” above. We determined the required pay ratio as follows:

●	Calculating the total annual cash compensation (base salary and cash bonus in 2021) of all employees except the CEO, and then sorting those employees from highest to lowest;

●	Determining the median employee from that list; and

●	Calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the 2021 Summary Compensation Table, but in the case of our CEO, annualizing his base salary in light of his mid-year hire date.

For the purposes of the calculation, Mr. Moynahan’s annualized salary and annualized life insurance premiums were used as the total CEO compensation. The total annual compensation for our CEO for 2021, as annualized as described above, was $8,900,118. The total annual compensation for the median employee was $90,900, which includes any base salary, bonus, equity awards, long-term cash incentive awarded, overtime, contributions to pension plans, Company contributions to defined contribution plans, Company paid car and imputed income from employee benefit insurance premiums made by the Company. The resulting ratio of CEO pay to the pay of the Company’s median employee for 2021 is 98 to one.

director compensation

COMPENSATION OF DIRECTORS

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2021, our Management Development and Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and effort expended in serving on our Board and committees of our Board and that aligns director compensation with the interests of our stockholders. The Management Development and Compensation Committee requested Pay Governance analyze the market competitiveness of the director compensation program to the peer group. As a result of the analysis, the Committee made recommendations to the board as follows: (a) to further tie compensation Company performance, the Board approved increasing the annual non-cash equity grant by $20,000 and decreasing the annual cash retainer by the same amount, and (b) to make certain increases to the chair and membership fees in order to better align director compensation with the peer group. Our Board approved the following compensation for non-employee directors effective April 1, 2021:

Director annual retainer:	$40,000
Lead Director (if occupied) fee:	$10,000
Chair (if occupied) fee:	$50,000
Audit Committee chair fee:	$20,000
Audit Committee membership fee:	$10,000
Finance and Strategy Committee chair fee:	$10,000
Finance and Strategy Committee membership fee:	$3,000
Management Development and Compensation Committee chair fee:	$12,000
Management Development and Compensation Committee membership fee:	$5,000
Corporation Governance and Nominating Committee chair fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$4,000
Annual non-cash equity grant (aggregate grant date fair value):	$125,000

We do not pay separate director fees for meeting attendance. For 2021, the cash fees and annual retainers were paid on a quarterly basis in cash and, if applicable, were prorated based upon Board or chair service during the calendar year.

On January 4, 2021, the Company’s then-serving non-employee directors Messrs. Boroditsky, Cullinane, and Moog, Dr. Zenner and Mses. Holley, Johnson and Hassan each were awarded 5,833 deferred RSUs, except for Mr. Fox. Mr. Fox chose to receive $35,000 of the chair fee in equity and was awarded 7,000 deferred RSUs. The awards vested on January 4, 2022, the first anniversary of the grant date, except for Messrs. Cullinane and Moog’s and Mr. Fox’s awards, which vested upon their respective retirements from our Board effective June 9, 2021, for Messrs. Cullinane and Moog, and August 4, 2021, for Mr. Fox, pursuant to approval of our Board. The expense for each of the awards was accelerated and recognized in the quarterly period in which the vest occurred. Ms. Hassan forfeited her award upon her resignation from the Board on March 1, 2021. On April 6, 2021, following election to our Board, Mr. Capers was awarded a pro-rated equity grant of 6,726 deferred RSUs. The award vested on April 6, 2022, the first anniversary of the grant date. On June 9, 2021, following appointment to our Board, Ms. Garg and Mr. McConnell were each awarded a pro-rated equity grant of 2,408 deferred RSUs. The awards will vest on June 9, 2022, the first anniversary date.

All equity awards granted to non-employee directors, including deferred RSUs, are subject to accelerated vesting upon death, disability or change in control for all awards to the Company’s non-employee directors. Payment of each director’s equity award(s) is deferred until the earlier of the director’s cessation of service or a change in control.

2021 DIRECTOR COMPENSATION TABLE

The table below sets forth the fees earned by each non-employee director in 2021. While serving as the Chief Executive Officer and President of the Company, neither Mr. Moynahan nor Mr. Clements received any additional compensation for his service on our Board during a portion of 2021. Please see the 2021 Summary Compensation Table for the compensation received by Messrs. Moynahan and Clements with respect to 2021.

	Fees Earned
	or Paid	Stock
Name	in Cash	Awards (7)	Total
Marc D. Boroditsky (1)	$47,313	$105,000	$152,313
Garry L. Capers (2)	$37,500	$93,750	$131,250
Michael P. Cullinane (1)(3)	$30,000	$105,000	$135,000
John N. Fox, Jr. (1)(6)	$41,416	$105,000	$146,416
Sarika Garg (5)	$23,000	$62,500	$85,500
Naureen Hassan (1) (4)	$8,333	$—	$8,333
Jean K. Holley (1)	$55,416	$105,000	$160,416
Marianne Johnson (1)	$52,916	$105,000	$157,916
Michael McConnell (5)	$31,750	$62,500	$94,250
Matthew Moog (1) (3)	$24,500	$105,000	$129,500
Alfred Nietzel (1)	$72,916	$105,000	$177,916
Marc Zenner (1)	$61,166	$105,000	$166,166

(1)	On January 4, 2021, the Company’s then-serving non-employee directors – Messrs. Boroditsky, Cullinane, Moog, Nietzel, Dr. Zenner and Mses. Holley, Hassan and Johnson – each were awarded 5,833 deferred RSUs, except for Mr. Fox. Mr. Fox voluntarily chose to convert his $35,000 of the Chair from cash to equity and therefore he was awarded 7,000 deferred RSUs. The awards were granted under our 2019 Omnibus Incentive Plan and vested on January 4, 2022, the first anniversary of the grant date, except for Messrs. Cullinane, Moog and Fox’s awards, which vested upon their resignations from our Board pursuant to the unanimous consent of our Board. Mr. Moog did not stand for re-election at the 2021 Annual Meeting, and Mr. Cullinane announced his resignation at the 2021 Annual Meeting. Mr. Fox resigned from the Board on August 4, 2021. Ms. Hassan forfeited her award upon her resignation on March 1, 2021. Upon their respective retirements from our Board, effective June 9, 2021, for Messrs. Cullinane and Moog, and August 4, 2021, for Mr. Fox, their awards vested in full, upon approval by our Board. The expense for each of the awards was accelerated and recognized in the quarterly period in which the vesting occurred.

(2)	Mr. Capers joined the Board effective April 6, 2021.

(3)	Mr. Cullinane and Mr. Moog stepped down from the Board at the 2021 Annual Meeting of Stockholders.

(4)	Ms. Hassan stepped down from the Board on March 1, 2021.

(5)	Ms. Garg and Mr. McConnell joined the Board on June 9, 2021.

(6)	Mr. Fox stepped down from the Board on August 4, 2021.

(7)	The aggregate number of unvested stock awards outstanding on December 31, 2021, for the non-employee directors was as follows: for each of Messrs. Boroditsky and Nietzel, Dr. Zenner and Mses. Holley and Johnson – 5,833 RSUs; for Mr. Capers – 3,539 RSUs; and for Ms. Garg and Mr. McConnell – 2,408 RSUs. Messrs. Cullinane, Fox and Moog and Ms. Hassan had no outstanding awards as of December 31. 2021 due to their respective retirements and resignation.

DIRECTOR STOCK OWNERSHIP POLICY

Excluding amounts payable for serving as a chair or member of a committee, approximately 75% of the directors’ fees are payable in equity. Our Board has adopted a stock ownership policy for directors that directors are required to satisfy within three years after first becoming subject to the guidelines. The policy provides that a director’s fees shall be paid in part in deferred equity equal in value to at least 50% of such director’s aggregate fees (excluding amounts payable for serving as a chair or member of a committee) until the director holds stock valued at more than three times our Board’s aggregate annual director fees (excluding amounts payable for serving as a chair or member of a committee). As of April 11, 2022, all of our non-employee directors were in compliance with this policy or were within the transition period.

DIRECTOR STOCK TRADING POLICY

The Company’s Officer and Director stock trading policy prohibits directors, executive officers and other employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sales contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against OneSpan securities in a margin account; or pledging OneSpan securities.

In 2020, our Board approved a supplement to the stock trading policy prohibiting each director and his or her immediate family members and affiliates from selling, transferring or otherwise disposing of any securities issued by or related to the Company while such director is serving on our Board or within 10 days after such director ceases to serve on our Board (other than due to such director’s death, disability or failure to be re-elected by the Company’s stockholders). The supplement is in effect until August 19, 2022.

TRANSACTIONS WITH RELATED PERSONS

In 2020, our Board adopted a formal written policy for the review and, where appropriate, approval and ratification, of related person transactions (the “Related Person Transaction Policy”). For purposes of the Related Person Transaction Policy, related person transactions include any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company or any of its consolidated subsidiaries is or will be a participant and (iii) an executive officer, director, director nominee or a beneficial owner of 5% or more of any class of voting securities of the Company, or an immediate family member of any of them, has or will have a direct or indirect material interest (including any indebtedness or guarantee of indebtedness), subject to certain exceptions identified in the Related Person Transaction Policy. Each related person transaction must be approved or ratified in accordance with the guidelines set forth in the Related Person Transaction Policy by the Audit Committee or the disinterested members of our Board.

The Audit Committee or other reviewing directors, in the course of their review and approval or ratification of a related person transaction under the Related Person Transaction Policy consider, among other things:

●	the size of the transaction and the amount payable to a related person;

●	the nature of the interest of the related person in the transaction;

●	whether the transaction may involve a conflict of interest;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

●	any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.

The Audit Committee or other reviewing directors may only approve a related person transaction if they determine in good faith that, based on all of the relevant information available to them, the transaction is in the best interests of the Company and its stockholders.

In addition to the Related Person Transaction Policy, all directors and employees certify their compliance with the Company’s Code of Ethics and Conduct on an annual basis, and each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Annual Report and proxy materials for our annual meeting of stockholders. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify OneSpan immediately of any subsequent changes to the information. Should a related person transaction be identified through any of the aforementioned means, the Audit Committee or other reviewing directors would review the transaction in accordance with the Related Person Transaction Policy.

Since January 1, 2021, there were no related party transactions between us and any of our executive officers, directors, director nominees or beneficial owners of 5% or more of our Common Stock, or an immediate family member of any of them, that require disclosure under Item 404 of Regulation S-K.

OTHER MATTERS

COSTS OF SOLICITATION

We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and officers may solicit proxies on behalf of our Board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

STOCKHOLDER PROPOSALS FOR OUR 2023 PROXY MATERIALS

Any stockholder proposal intended to be included in our proxy materials for our 2023 annual meeting of stockholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at 121 West Wacker Drive, 20th Floor, Chicago, Illinois 60601, Attention: Corporate Secretary, by no later than December 30, 2022, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of the 2023 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in our proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2023 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in our proxy materials.

DIRECTOR NOMINATIONS BY STOCKHOLDERS AND

STOCKHOLDER PROPOSALS OF OTHER BUSINESS

Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at the 2023 Annual Meeting (but that will not be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) must be received by us in a timely manner and otherwise in accordance with our By-laws not later than 5:00 p.m. Central Time on the 90th day, nor earlier than 5:00 p.m. Central Time on the 120th day, prior to the first anniversary of the Annual Meeting (June 8, 2023). However, if the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not later than 5:00 p.m. Central Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

The written notice must include the information required by our By-laws. The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our By-laws or any applicable laws or regulations. A copy of our By-laws is available on our website, investors.onespan.com, in the governance section of our investor relations webpage.

ANNUAL REPORT

Our Annual Report is being furnished together with this Proxy Statement. You can review and download a copy of our Annual Report by accessing our website, https://investors.onespan.com, or stockholders may request paper copies, without charge, by writing to OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Corporate Secretary. The Company’s filings with the SEC also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our expectations, beliefs, plans, operations and strategies relating to our business, the future of our business and planned investor updates. Forward-looking statements may be identified by words such as “seek”, “believe”, “plan”, “estimate”, “anticipate”, “expect”, “intend”, “continue”, “outlook”, “may”, “will”, “should”, “could”, or “might”, and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward looking statements. Factors that could materially affect our business and financial results include, but are not limited to: the impact of the COVID-19 pandemic and actions taken to contain it; the potential effects on sales caused by a limited customer base; the impact of a multi-year business transformation, including the replacement of multiple senior executives; the potential return of a worldwide recession and/or regional economic downturns; disruptions in markets or the European Union that may adversely affect the Company’s liquidity and capital resources; accounting-related costs resulting from ineffective maintenance over the financial reporting systems; modest profit accumulations over the Company’s long operating history; the Company derives revenue from a limited number of products; substantial expenses caused by a long sales cycle for the Company’s products and technology; reliance on a limited number of suppliers; losses incurred due to inventory-related issues; establishment and maintenance of strategic relationships with companies; inability to maintain effective product distribution channels; reliance on key personnel to maintain the success of the business; failure to attract and retain qualified personnel; the operational and financial effects caused by a change in the effective tax rate, worldwide income tax provisions, changes in global tax laws or other tax accruals; the operational and financial risks caused by acquisitions, divestures and other strategic transactions; fluctuations in revenue caused by interpretation or application of accounting rules; the risks associated with the development of business and market strategies to evolve the business; changes in the market share due to significant competition; potential decreases of average selling prices; reliance on capital to grow the business; variations in quarterly operating results caused by seasonality; effects of the stock repurchase program on the price of stock; substantial ownership of common stock by a small group of persons; difficulties in effectuating a takeover due to provisions in the Company’s charter and Delaware laws; reduction in voting power of common stock caused by future issuances of blank check preferred stock; actions of activist stockholders; the potential effects of technological changes; he increasing frequency and sophistication of cybersecurity attacks; reliance on Amazon Web Services; use of third-party, open-source software; necessity to attract and retain highly skilled technical personnel for research and development; uncertainty surrounding the success of research and development; failure to effectively manage the Company’s product and service lifestyles; SaaS offerings; dependence on proprietary technology and intellectual property; lack of competitive advantages provided by the Company’s patents; warranty and product liability risks; impacts of government regulation on technology imports and exports; use of cryptographic technology in the authentication of products; risk associated with international operations; issues caused by fluctuations to foreign currency exchange rate; operational effects caused by changes in the regulatory environment in Europe or Asia regarding privacy and data protection regulations; compliance with governmental regulations setting environmental standards; the departure of the United Kingdom from the European Union; actions by China in Hong Kong; impacts of climate change regulations; impacts of conflict mineral regulations; investor difficulties associated with making breach claims with employees located outside of the United States; heightened risk associated with doing business in countries with a history of corruption; and delays in global transportation and disruptions in supply chains, as well as those factors described in the “Risk Factors” section of our Annual Report. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date the Proxy Statement, except as required by law.

Unless otherwise noted, references in this Proxy Statement to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit Committee” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

Management does not intend to present and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

* * * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

Matthew Moynahan
President and Chief Executive Officer April 29, 2022

ANNEX A

NON-GAAP RECONCILIATION

Below is a reconciliation of the non-GAAP financial measure set forth in this Proxy Statement under “Executive Summary” of the CD&A on page 46.

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA. Our management believes that this measure provides useful supplemental information regarding the performance of our business and facilitates a comparison to our historical operating results.

This non-GAAP financial measure is not a measure of performance under GAAP and should not be considered in isolation or as an alternative or substitute for the most directly comparable financial measure calculated in accordance with GAAP. While we believe that this non-GAAP financial measure is useful within the context described below, it is incomplete and is not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how taxes affect the final amounts that are or will be available to stockholders as a return on their investment. A reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure is found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and certain non-recurring items, including acquisition-related costs, lease exit costs, rebranding costs and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs and reversal of a prior period legal contingency accrual), deal with the structure or financing of the business (e.g., interest, acquisition-related costs and rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that our comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Twelve Months Ended December 31,
	2021	2020
Net loss	$(30,584)	$(5,455)
Interest income (expense), net	1	(404)
Provision (benefit) for income taxes	4,441	2,035
Depreciation and amortization of intangible assets	8,926	12,003
Long-term incentive compensation	5,202	6,001
Non-recurring items (1)	6,951	—
Adjusted EBITDA	$(5,063)	$14,180

ONESPAN INC 121 WEST WACKER DRIVE, STE 2050 CHICAGO, ILLINOIS 60601 ATTN: SUZANNE MASO

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSPN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect seven directors to serve on the Board of Directors;

Nominees
		For	Against	Abstain

1a.	Marc Boroditsky	☐	☐	☐

1b.	Garry L. Capers	☐	☐	☐

1c.	Sarika Garg	☐	☐	☐

1d.	Marianne Johnson	☐	☐	☐

1e.	Michael McConnell	☐	☐	☐

1f.	Alfred Nietzel	☐	☐	☐

1g.	Marc Zenner	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To hold an advisory vote on executive compensation; and	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2022.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ONESPAN INC

Annual Meeting of Stockholders

June 8, 2022 10:00 AM Central Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew Moynahan and MJ Capodanno, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ONESPAN INC that the stockholder(s) is/ are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Central Time on June 8, 2022, at www.virtualshareholdermeeting.com/OSPN2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side